AGREEMENT FOR ASSIGNMENT AND ASSUMPTION OF LEASE

This Agreement for Assignment and Assumption of Lease (this "Assignment Agreement"), is made as of March 8, 2022 (the "Effective Date"), by and between SEISMIC SOFTWARE, INC., a Delaware corporation (the "Assignor"), and HALOZYME, INC., a California corporation (the "Assignee"). Assignor and Assignee are collectively referred to herein as the "Parties".

R E C I T A L S :

A.    Assignor is the tenant under that certain Office Lease dated as of April 19, 2019 (the "Original Lease"), as amended by that certain First Amendment to Office Lease executed concurrently herewith (the "First Amendment", and together with the Original Lease, the "Lease") (for purposes of clarification, although the First Amendment shall be executed concurrently with this Assignment Agreement, it shall not be effective until the conditions subsequent stated therein are satisfied), between KILROY REALTY, L.P., a Delaware limited partnership ("Landlord"), as landlord, and Assignor, as tenant, for the entirety of that certain building (as more particularly set forth in the Lease, the "Premises") located at 12390 El Camino Real, San Diego, California (the "Building").

B.    All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease.

C.    Assignor desires to assign its right, title and interest in, to and under the Lease and the Premises to Assignee, and Assignee desires to accept such assignment upon and subject to all of the terms and conditions hereinafter set forth.

A G R E E M E N T :

1.    Assignment and Assumption. Effective as of January 1, 2023 (the "Assignment Date"), Assignor shall have assigned to Assignee all of its right, title and interest in, to and under the Lease and the Premises (including all of Assignor's right, title, and interest in and to any prepaid rents as have been paid by Assignor pursuant to the Lease), and Assignee shall have accepted such assignment, assumed all of Assignor's obligations under the Lease, agreed to be bound by all of the provisions thereof and to perform all of the obligations of the tenant thereunder from and after such Assignment Date, including the obligations to pay all Rent due thereunder (the "Assignment and Assumption"). Such Assignment and Assumption is made upon, and is subject to, all of the terms, conditions and provisions of this Assignment Agreement. Notwithstanding the foregoing or anything else to the contrary contained in this Assignment Agreement, the First Amendment or the Landlord Consent (as hereinafter defined), the Assignment Date shall be extended on a day for day basis to the extent the Improvements (as defined in the Work Letter attached as Exhibit C to the Landlord Consent (the "Alterations Work Letter")) are not substantially complete by the Assignment Date as a result of delays caused by Assignor, Landlord or Force Majeure.

2.    Effectiveness Contingent Upon Landlord Consent. Assignor and Assignee expressly acknowledge and agree that the Assignment and Assumption contemplated in this Assignment Agreement is subject to Landlord's written consent (which consent shall be granted pursuant to the "Landlord Consent," as defined hereinbelow) and that while this Assignment Agreement is effective as of the Effective Date, the Assignment and Assumption shall not be effective until the Assignment Date and Landlord having granted the Landlord Consent, and Assignor and Assignee shall have complied with Landlord's requirements as set forth in such Landlord Consent. In connection with the foregoing, Assignor and Assignee acknowledge and agree that such written consent by Landlord is being granted concurrently herewith, subject to the terms and conditions of the Lease and that certain Consent to Assignment Agreement made by Landlord to Assignor and Assignee, and executed by and among each of Landlord, Assignor and Assignee, dated as of the Effective Date (the "Landlord Consent"). If Assignor does not receive a copy of the fully executed Landlord Consent within thirty (30) days from the Effective Date, then Assignor may terminate this Assignment Agreement by notice to Assignee given prior to the date Landlord so delivers a fully executed copy of the Landlord Consent to Assignor.

3.    Condition of Premises. The Premises shall be delivered by Assignor to Assignee in "As-Is" condition with all built-in fixtures, cabinets, book shelves, appliances, and all other leasehold improvements located thereon. Subject to the provisions of Section 10 below, the FF&E (as defined in Section 10 below) owned by Assignor shall be and become the property of Assignee on the Furniture Transfer Date (as defined in Section 10 below), subject to no liens, conditional sales contracts, or other encumbrances except for such rights as the Landlord may have in same as provided in the Lease.

4.    Early Access to the Premises.

(a)    Assignor shall provide Assignee with access to the Premises for the sole purpose of constructing various Alterations in the Premises prior to the Assignment Date (the "Alteration Construction Period"), in accordance with, as more particularly set forth in, the Landlord Consent and the Alterations Work Letter. Any such entry in the Premises shall be at Assignee's sole risk, and subject to the terms and conditions set forth in this Assignment Agreement, the Landlord Consent and the Alterations Work Letter. Notwithstanding the foregoing, Assignee acknowledges and agrees that, during the Alteration Construction Period, Assignor will continue to possess and occupy the 3rd Floor of the Premises (the "3rd Floor Space"), and Assignee will not have access to the 3rd Floor Space for performing Alterations prior to November 30, 2022 (the "3rd Floor Delivery Date"). Assignor agrees to use all commercially reasonable efforts to provide Assignee with access to the 3rd Floor Space so that Assignee may commence making Alterations in the 3rd Floor Space as of the 3rd Floor Delivery Date; provided, however, in the event Assignor fails to provide Assignee with access to the 3rd Floor Space for performing Alterations on or prior to the 3rd Floor Delivery Date (subject to extension resulting from delays caused by Assignee), then Assignee shall be entitled to a credit from Assignor in an amount equal to the rent due under the Lease for the 3rd Floor Space for the length of such delay (provided, that in order for Assignee to be charged with any delay caused by Assignee, Assignor shall give notice to Assignee as to the purported delay and Assignee shall have failed to cure such the same within one (1) business day).

(b)    In connection with any entry upon the Premises by Assignee or any of its agents, employees or contractors prior to the Assignment Date, Assignee shall comply with the applicable terms and conditions of the Lease (all of which are incorporated herein by reference) and the terms and conditions of the Alterations Work Letter, including the indemnity, insurance and construction obligations, and the reasonable rules and regulations of Assignor, except Assignee shall have no obligation to pay Base Rent and Additional Rent during the Alteration Construction Period and Assignee shall not have control of the Premises during such period; provided, however, as and between Assignor and Assignee, Assignee shall be solely responsible for any damage to the Premises or Project caused by Assignee or its agents, employees or contractors in connection with such access and corresponding work, and Assignee will indemnify, protect, defend and hold Assignor harmless from and against any and all Claims (as defined below) resulting from the entry and activity at the Premises of Assignee and its agents, employees or contractors during the Alteration Construction Period. In connection with any such entry and activity, Assignee acknowledges and agrees that Assignee's agents, employees and contractors shall be required to fully cooperate, work in harmony with and not, in any manner, unreasonably interfere with Assignor or Assignor's employees, contractors, agents or representatives in performing work in the building, or interfere with the general operation of the building or the operation of Assignor's business in the Premises.

(c)    Except to the extent caused by the negligence or willful misconduct of Assignor or its contractors or agents, Assignee acknowledges and agrees that Assignor shall not be liable for any injury, loss or damage which may occur to any of Assignee's Alterations or improvements made in or about the Premises in connection with such entry or to any property placed therein during the Alteration Construction Period or after the Assignment Date, the same being at Assignee's sole risk and liability. Assignee shall indemnify, protect, defend and hold Assignor harmless from and against any and all actions, suits, proceedings, claims, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees, charges and disbursements) (collectively, "Claims") incurred or suffered by Assignor relating to
(i) any acts, omissions, negligence or construction by or of Assignee or its agents, employees, contractors, or any person claiming under Assignee or under Assignee's contractors, agents, employees, invitees, or visitors in, on or about the Project during the Alteration Construction Period, as well as after the Assignment Date, and (ii) any breach of the Lease, the Alteration Work Letter or this Assignment Agreement by Assignee or its agents, employees and contractors, during the Alteration Construction Period, as well prior to and after the Assignment Date, and such indemnity obligation shall survive the expiration or termination of the Lease or this Assignment Agreement.

(d)    Assignor shall indemnify, protect, defend and hold Assignee harmless from and against any and all Claims (including, without limitation, reasonable attorneys' fees, charges and disbursements) incurred or suffered by Assignee relating to (i) any acts, omissions, or negligence by or of Assignor or its agents, employees and contractors, or (ii) any breach of the Lease prior to the Assignment Date.

(e)    With respect to the Assignor's insurance under the Lease and Alteration Work Letter, the same is to be provided by Assignee as described in the Lease, and such policies of insurance shall include as additional insureds Landlord, Assignor and any lender as required by Landlord. As a condition to any such entry, Assignee shall deliver to Assignor evidence of

Assignee's procurement of all insurance coverage required by the Lease, the Alteration Work Letter and this Assignment Agreement.

(f)    As a condition for the benefit of Assignor, prior to commencement of any of Assignee's Alterations or any other improvements to be made in or about the Premises following the Effective Date, Assignee will deposit the Escrow Funds (as defined below) with Commerce Escrow Company ("Escrow Agent"). The "Escrow Funds" shall be an amount equal to one hundred percent (100%) of the construction costs (excluding soft costs) for the Improvements to be constructed by Assignee pursuant to the Alterations Work Letter (the "Initial Alterations"), as evidenced by the final budget for the scope of work approved by Landlord, Assignor and Assignee (such approval not to be unreasonably withheld, conditioned, or delayed) for the Initial Alterations, and set forth in the construction contract for the Initial Alternations ("Construction Contract"). The actual amount of the Escrow Funds will be determined once the Construction Contract is finalized and executed. The Escrow Funds shall be held by Escrow Agent and disbursed for payment of the amounts incurred by Assignee in constructing the Initial Alterations in accordance with the Disbursement Procedures (as defined below), as well as the terms and conditions of that certain Fund Control Escrow Agreement in the form attached hereto as Exhibit B and incorporated herein (the "Fund Control Agreement"). As further set forth in the Fund Control Agreement, the Escrow Funds will be deposited into an interest-bearing account (the "Escrow Account"), and all interest accruing thereon shall become part of the Escrow Funds. Notwithstanding the amount of Escrow Funds remaining in the Escrow Account, Assignee shall be solely responsible for all costs and expenses incurred for the Initial Alterations. Subject to the Disbursement Procedures and the terms and conditions of the Fund Control Agreement, upon final completion of the Initial Alterations, any remaining portion of the Escrow Funds shall be released to Assignee.

(g)    Assignor and Assignee acknowledge and agree that, as further set forth in the Disbursement Procedures, in the event of a default by Assignee under the Alterations Work Letter and/or the Lease and/or this Assignment Agreement, Assignor shall have the right to have Escrow Agent disburse such portion of the Escrow Funds from the Escrow Account necessary for Assignor and/or Landlord to cure Assignee's default with regard to the Initial Alterations; provided, that in order for Assignee to be deemed in default for the purposes of this paragraph, either (i) Landlord shall have given notice to Assignee and Assignor as to the purported event of default under the Alterations Work Letter and/or the Lease, and Assignee shall have failed to cure such the same within the applicable cure period set forth in the Lease, or if applicable, in the Alterations Work Letter, or (ii) Assignor shall give notice to Assignee as to the purported event of default and Assignee shall have failed to cure such the same within five (5) business days, or such longer period as is reasonably necessary for such cure using all commercially reasonable diligence, up to a maximum of thirty (30) days (and Assignor shall also send to Landlord a courtesy copy of such notice of purported event of default).

(f)    The Parties hereby agree that, in addition to the terms and conditions of the Fund Control Agreement, the Escrow Funds shall be disbursed as follows (the “Disbursement Procedures”):

(i)    Not more often than once every thirty (30) days, and not less than five (5) business days before the date on which Assignee desires disbursement of any portion of the Escrow Funds, Assignee shall submit to Escrow Agent and Assignor a written notice of intent to withdraw such amount from the Escrow Account (each, a “Draw Request”). Each Draw Request will be accompanied by the corresponding Monthly Progress Package (as such term is defined in the Alterations Work Letter). Assignee will also send a courtesy copy of each Draw Request to Landlord with the corresponding Monthly Progress Package. Following Assignee’s delivery of each Draw Request, Assignor will review such Draw Request to confirm that the Monthly Progress Package for such Draw Request is complete and matches the amount of the Draw Request. So long as Assignee is not in default beyond any applicable notice and cure periods under this Assignment Agreement, the Alterations Work Letter or the Lease, and absent any manifest errors with the Draw Request or failure of Assignee to comply with the requirements for the related Monthly Progress Package, Assignor will approve each Draw Request within such five
(5) business day period; provided, however, it shall be deemed reasonable for Assignor to disapprove or delay approval of a Draw Request in the event Landlord disapproves the related Monthly Progress Package or otherwise cites a lack of compliance of same with the requirements of the Alterations Work Letter.

(ii)    Upon Assignor providing written notice to Assignee and Escrow Agent that a Draw Request is approved, Escrow Agent shall thereafter promptly disburse the amount of such approved Draw Request as directed in such Draw Request (i.e., Assignee may request for the draw to be disbursed directly to Assignee’s contractor, or may request the draw be disbursed to Assignee as a reimbursement for funds already paid by Assignee to Assignee’s contractor; provided, in such event of a reimbursement request to Assignee, the Draw Request must include evidence of such prior payment made by Assignee).

(iii)    In the event Assignor determines there is a manifest error with such Draw Request or a failure to comply with the requirements for the related Monthly Progress Package, Assignor will notify Assignee and Escrow Agent of such issue within such five (5) business day period, and Assignee shall thereafter correct the Draw Request. Assignor shall also send a courtesy copy of such disapproval notice to Landlord. Once the Draw Request has been corrected, Assignor will provide written notice to Assignee, Escrow Agent, and Landlord that a Draw Request is then approved, and Escrow Agent shall thereafter promptly disburse the amount of such approved Draw Request as directed in such Draw Request.

(iii)    In the event of a default by Assignee under (A) the Alterations Work Letter, (B) the Lease, and/or (C) this Assignment Agreement, Assignor shall have the right to have Escrow Agent disburse such portion of the Escrow Funds from the Escrow Account as necessary for Assignor and/or Landlord to cure Assignee’s default with regard to the Initial Alterations, and in such event, Assignor shall deliver to Escrow Agent and Assignee a “Default Disbursement Request”, which shall include a statement by Assignor confirming that either (x) Landlord has given notice to Assignee and/or Assignor as to the purported event of default under the Alterations Work Letter and/or the Lease, and Assignee has failed to cure such purported event of default within the applicable cure period set forth in the Lease, or if applicable, in the Alterations Work Letter, or (y) Assignor has given notice to Assignee as to the purported event of default and Assignee shall has failed to cure such purported event of default within the cure period set forth in the Assignment Agreement. Assignor shall also send a courtesy copy of each Default Disbursement Request to Landlord.

(iv)    Upon Assignor delivering a Default Disbursement Request, Assignee shall have three (3) business days to notify Assignor and Escrow Agent (with a courtesy copy to Landlord) that Assignee disputes the Default Disbursement Request. In the event Assignee fails to notify Assignor and Escrow Agent that Assignee disputes the Default Disbursement Request, Escrow Agent shall thereafter promptly disburse the amount requested in such Default Disbursement Request, with no further instruction or confirmation needed from Assignee, and as directed in such Default Disbursement Request (i.e., Assignor may request for the disbursement to be disbursed directly to a third party contractor, and/or Landlord, and/or may request the draw be disbursed to Assignor as a reimbursement for funds already paid by Assignor; provided, in such event of a reimbursement request to Assignor, the Default Disbursement Request must include evidence of such prior payments made by Assignor).

(f) Upon final completion of the Alterations by Assignee (as determined in accordance with the Alterations Work Letter), any remaining portion of the Escrow Funds not disbursed pursuant to approved Draw Requests or Default Disbursement Requests shall be returned to Assignee.

5.    Existing Letter of Credit; Replacement Security Deposit; New Letter of Credit.

(a)    Assignor and Assignee hereby acknowledge that, in accordance with Article 22 of the Lease, Landlord is currently holding a letter of credit in the amount of Three Hundred Thousand and 00/100 Dollars ($300,000.00) (the "Existing L-C"), as security for the faithful performance by Assignor of the terms, covenants and conditions of the Lease. Prior to the Assignment Date, Assignee shall tender to Landlord a cash security deposit in the same amount of Three Hundred Thousand and 00/100 Dollars ($300,000.00) (the "Replacement Security Deposit").

(b)    In addition to Assignee tendering the Replacement Security Deposit to Landlord, no later than thirty (30) days following the Effective Date, and in any event prior to Assignee's commencement of any of Assignee's Alterations or any other improvements to be made in or about the Premises, Assignee will deliver to Assignor a new letter of credit (the "New L-C") in the amount of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) (the "New L-C Amount"). Except as set forth below, the New L-C will be made in compliance with all of the terms and conditions set forth in Article 22 of the Lease, including being in the form attached as Exhibit G to the Lease, provided that the beneficiary under the New L-C shall be Assignor (instead of Landlord). The New L-C Amount shall not be reduced during that period commencing on the Effective Date and expiring on November 30, 2028 (the "Fixed Period"), but shall be reduced thereafter on the following schedule, so long as no default by Assignee has occurred or is then existing under this Assignment Agreement or under the Lease (the "Reduction Condition"), with the date of each scheduled reduction of the New L-C Amount referred to herein as a "New L-C Reduction Date"):

New L-C Reduction Date:	New L-C Amount:
December 1, 2028	$2,000.000.00
December 1, 2029	$1,000,000.00

(c)    Following the expiration of the Fixed Period, on each New L-C Reduction Date, Assignee may request that the New L-C Amount be reduced to the amount listed above for such New L-C Reduction Date, so long as Assignee is then in compliance with the Reduction Condition. Upon written request from Assignee, Assignor shall reasonably cooperate with Assignee in order to effectuate the reduction of the New L-C Amount; provided that, no such reduction in the New L-C Amount shall be permitted in the event Assignee is in default under this Assignment Agreement or the Lease beyond any applicable notice and cure periods, or if the Lease is terminated by Landlord as a result of a default by Assignee.

(d)    The New L-C shall remain in effect through the expiration or earlier termination of the Lease, to be released to Assignee only upon Assignor's confirmation that no uncured defaults by Assignee remain under the Lease, and no restoration or repair is required to the Building or the Premises, or that any such required restoration or repair has been performed, completed and paid for in accordance with the Lease.

(e)    Assignor hereby agrees to reimburse Assignee for fifty percent (50%) of the annual fee paid by Assignee to the bank issuing the New L-C within thirty (30) days following Assignee's delivery of an invoice for same accompanied by evidence of payment of such annual fee.

(f)    Assignee hereby acknowledges and agrees that Assignor is entering into this Assignment Agreement in material reliance upon the ability of Assignor to draw upon the New L- C upon the occurrence of any of the following (each, a "New L-C Draw Event"): (i) any breach or default by Assignee under the Lease or this Assignment Agreement (beyond the applicable notice and cure periods), or (ii) Assignee has filed a voluntary petition under any Bankruptcy Code), or (iii) an involuntary petition has been filed against Assignee under any Bankruptcy Code, or (iv) the Lease has been rejected, or is deemed rejected, under Section 365 of the U.S. Bankruptcy Code, following the filing of a voluntary petition by Assignee under the Bankruptcy Code, or the filing of an involuntary petition against Assignee under the Bankruptcy Code, or (v) the bank that issued the New L-C has notified Assignor that the New L-C will not be renewed or extended through the L-C Expiration Date (as defined in the Lease), in which event such draw shall be permitted no sooner than the date that is two (2) business days prior the then-scheduled expiration date of the New L-C if Assignee has not yet delivered to Assignor a replacement to the New L-C by such date (it being understood that, in such event, Assignor may draw upon the New L-C two
(2) business days prior the then-scheduled expiration date of the New L-C, or (vi) Assignee is placed into receivership or conservatorship, or becomes subject to similar proceedings under Federal or State law, or (vii) Assignee executes an assignment for the benefit of creditors, or (viii) if (1) any of the Bank's Fitch Ratings (or other comparable ratings to the extent the Fitch Ratings are no longer available) have been reduced below the Bank's Credit Rating Threshold, or (2) there is otherwise a material adverse change in the financial condition of the Bank, and Assignee has failed to provide Assignor with a replacement letter of credit, conforming in all respects to the requirements of Article 22 of the Lease as modified by this provision (including, but not limited to, the requirements placed on the issuing Bank more particularly set forth in Section 22.1 of the Lease), in the amount of the applicable L-C Amount, within ten (10) days following Assignor's written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Assignment Agreement or the Lease to the contrary).

(g)    In the event of any New L-C Draw Event, Assignor may, but without obligation to do so, and without notice to Assignee (except in connection with a New L-C Draw Event under Section 5(c)(viii) above), draw upon the New L-C, in part or in whole, to cure any such new L-C Draw Event and/or to compensate Assignor for any and all damages of any kind or nature sustained or which Assignor reasonably estimates that it will sustain resulting from Assignee's breach or default of the Lease, this Assignment Agreement or other New L-C Draw Event and/or to compensate Assignor for any and all damages arising out of, or incurred in connection with, the termination of the Lease by Landlord, or any other such remedy Landlord seeks against Assignor as a result of Assignee's acts or omissions.

6.    Pre-Assignment Date Cure Rights of Assignee; Post-Assignment Indemnifications of Assignor.

(a)    In the event of any defaults by Assignor under the Lease occurring prior to the Assignment Date that are not cured by Assignor within the applicable notice and cure period under the Lease, Assignee may cure such default on behalf of Assignor. To the extent Assignee thereafter elects to cure any such pre-Assignment Date default of Assignor under the Lease (as contemplated under Section 4 of the Landlord Consent), Assignor agrees to reimburse Assignee, within thirty (30) days after written demand accompanied by reasonable evidence of such costs and expenses incurred by Assignee, for all amounts paid and costs and expenses incurred by Assignee in connection with such cure.

(b)    From and after the Effective Date, Assignee shall indemnify, protect, defend and hold Assignor harmless from and against any and all Claims incurred or suffered by Assignor by reason of (i) the failure of Assignee to fulfill, perform and discharge those commitments, obligations and liabilities of Assignee under this Assignment Agreement and/or the Landlord Consent (including the Alterations Work Letter attached thereto), and (ii) the failure of Assignee to fulfill, perform and discharge those commitments, obligations and liabilities of "Tenant" under the Lease which accrue on or subsequent to the Assignment Date. This Section 6 shall survive the expiration or termination of the Lease, regardless of whether or not the Assignment Date actually occurs as contemplated herein.

7.    Option Rights; Other Modifications. Assignee acknowledges and agrees that (a) the right of first refusal set forth in Section 1.3 of Lease, (b) the extension options set forth in Section 2.2 of the Lease, (c) the early termination right set forth in Section 2.3 of the Lease, and
(d) the Base Rent Abatement right set forth in Section 3.2 of the Lease are not assignable and are excluded from the Assignment and Assumption contemplated by this Assignment Agreement. Assignee shall not attempt to exercise the extension options or such other rights. Assignee hereby covenants and agrees with Assignor that Assignee shall not amend, modify or supplement the Lease in any other manner whatsoever which would result in a net increase of the obligations or liabilities of "Tenant" thereunder, unless and to the extent it obtains the prior written consent of Assignor, which consent may be granted or withheld in Assignor's sole and absolute discretion; provided, that Assignor shall not unreasonably withhold, condition or delay its consent to any modification or amendment of the Lease which, as confirmed in writing by Landlord, does not result in a net increase Assignor's liability or obligations under the Lease. Notwithstanding the foregoing, Assignor hereby pre-approves and consents to Landlord and Assignee entering into the First Amendment in the form attached as Exhibit B to the Landlord Consent.

8.    Further Assurances. Assignor and Assignee hereby covenant that each will, at any time and from time to time upon request by the other, and without the assumption of any additional liability thereby, execute and deliver such further documents and do such further acts as such party may reasonably request in order to fully effect the purpose of this Assignment Agreement.

9.    Enforcement by Landlord. The provisions of this Assignment Agreement shall inure to the benefit of and be enforceable by Landlord.

10.    Furniture. Assignee shall have the right to use the furniture, fixtures and equipment listed on Exhibit A attached hereto and existing cabling in the Premises ("FF&E"). Assignor shall remove its other furniture from the Premises prior to the Assignment Date. In consideration of Assignee's performance of its obligations under this Assignment Agreement, as of the Assignment Date ("Furniture Transfer Date"), all of Assignor's right, title and interest in and to the FF&E shall automatically be transferred to Assignee. Assignee shall accept the FF&E in its then-existing "as is" condition and Assignor makes no warranty as to the condition of the FF&E or its present or future suitability for Assignee's purposes except that Assignor warrants that it holds title to all of the FF&E listed in Exhibit A, free of all encumbrances. Assignee shall be liable for any damage to the FF&E and solely responsible for all costs associated with the maintenance, cleaning and repair of the FF&E. Assignee shall be solely responsible to remove the FF&E from the Premises at the expiration or sooner termination of the Lease. The transfer of ownership of the FF&E shall occur automatically on the Furniture Transfer Date and this Assignment Agreement shall constitute a bill of sale evidencing the transfer of the FF&E on the Furniture Transfer Date, unless otherwise agreed to in a writing signed by both Assignee and Assignor. Notwithstanding the foregoing provisions of this Section 10 to the contrary, if prior to the Furniture Transfer Date, Assignee is in default hereunder beyond the expiration of any applicable notice, grace or cure period, then at Assignor's election, the automatic transfer of all of Assignor's right, title and interest in and to the FF&E shall be voidable by Assignor. If Assignor so elects to void such transfer, then Assignor shall provide notice of such election to Assignee and Landlord.

11.    Brokers; Commission Reimbursement. Assignor and Assignee hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Assignment Agreement, excepting only CBRE, Inc. and Cushman & Wakefield (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Assignment. Assignor shall pay the Brokers pursuant to the terms of separate commission agreements. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. Notwithstanding the forgoing, Assignor and Assignee hereby acknowledge and agree that, in consideration for Assignor entering into this Assignment Agreement, within five (5) business days after the Assignment Date, Assignee shall pay to Assignor the sum of One Million Four Hundred Thousand and 00/100 Dollars ($1,400,000.00) as reimbursement to Assignor for the commission to be paid by Assignor to the Brokers.

12.    Successors. The provisions of this Assignment Agreement shall be binding upon, and shall inure to the benefit of, each of the Parties and to their respective successors, transferees and assigns.

13.    Counterparts; Electronic Signatures. This Assignment Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute but one and the same agreement. The Parties agree that this Assignment Agreement may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party's handwritten signature. The Parties further agree that (1) to the extent a party signs this Assignment Agreement using electronic signature technology, by clicking "SIGN", such party is signing this Assignment Agreement electronically, and (2) the electronic signatures appearing on this Assignment Agreement shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

14.    Governing Law. This Assignment Agreement shall be governed by and construed in accordance with California law.

15.    Entire Agreement. This Assignment Agreement is the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the Parties hereto with respect thereto. This Assignment Agreement may not be altered, amended, changed, terminated or modified in any respect or particular, unless the same shall be in writing and signed by the party to be charged and unless such amendment has been approved in writing by Landlord.

16.    Headings. The headings of the paragraphs of this Assignment Agreement are inserted solely for convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any terms or provision hereof.

17.    Survival. Assignor and Assignee hereby acknowledge and agree that the rights and obligations of Assignor and Assignee set forth in this Assignment Agreement shall survive the expiration or earlier termination of the Lease.

18.    Notices. All notices, demands, statements or communications (collectively, "Notices") given or required to be given by either of the Parties to the other hereunder shall be in writing, shall be (A) delivered by a nationally recognized overnight courier, or (B) delivered personally. Any such Notice shall be delivered (i) to Assignor at the addresses set forth below, or to such other place as Assignor may from time to time designate in a Notice to Assignee; or (ii) to Assignee at the addresses set forth below, or to such other place as Assignee may from time to time designate in a Notice to Assignor. Any Notice will be deemed given on the date of receipted delivery, of refusal to accept delivery, or when delivery is first attempted but cannot be made due to a change of address for which no Notice was given. The party delivering Notice shall use commercially reasonable efforts to provide a courtesy copy of each such Notice to the receiving party via electronic mail. Notices shall be sent to the following addresses:

If to Assignor:	Prior to November 30, 2022: Seismic Software, Inc. 12390 El Camino Real San Diego, CA 92130 Attention: Bill Callahan Tel: 617-833-2308 Email: bcallahan@seismic.com and legal@seismic.com	On and after December 1, 2022: Seismic Software, Inc. 25 Thomson Place, Floor 2 Boston, MA 02210 Attention: Bill Callahan Tel: 617-833-2308 Email: bcallahan@seismic.com and legal@seismic.com
With a copy at all times to: Stuart Kane LLP 620 Newport Center Drive, Suite 200 Newport Beach, CA 92660 Attention: Josh C. Grushkin Tel: 949-791-5151 Fax: 949-791-5251 Email: jgrushkin@stuartkane.com

If to Assignee:
Prior to December 31, 2022:

Halozyme, Inc.
11388 Sorrento Valley Road San Diego, CA 92121 Attention: Legal Department
with a copy to: Halozyme, Inc.
11388 Sorrento Valley Road San Diego, CA 92121 Attention: Site Operations Tel: 858-704-8123
Email: Facilities@halozyme.com

On and after January 1, 2023:

Halozyme, Inc.
12390 El Camino Real San Diego, CA 92130
Attention: Legal Department with a copy to:
Halozyme, Inc.
12390 El Camino Real San Diego, CA 92130 Attention: Site Operations Tel: 858-704-8123
Email: Facilities@halozyme.com

and with a copy at all times to:

DLA Piper LLP
550 South Hope, 24th Floor Los Angeles, CA 90071
Attention: Mitchell C. Regenstreif Tel: 213-330-7875
Fax: 310-595-3392
Email: mitchell.regenstreif@dlapiper.com

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Assignor and Assignee have caused their duly authorized representatives to execute this Assignment as of the date first above written.

"ASSIGNOR"

SEISMIC SOFTWARE, INC.,
a Delaware corporation

By: s/ John McCauley      Name: John McCauley      Its:    CFO

"ASSIGNEE"

HALOZYME, INC.,
a California corporation

By: s/ Helen Torley
Name: Helen Torley      Its: President and CEO

DEL MAR CORPORATE CENTRE I

OFFICE LEASE

This Office Lease (the "Lease"), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the "Summary"), below, is made by and between KILROY REALTY, L.P., a Delaware limited partnership ("Landlord"), and SEISMIC SOFTWARE, INC., a Delaware corporation ("Tenant").

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE    DESCRIPTION

1.    Date:    April 19, 2019.

2.    Premises: (Article 1)

2.1 Building:    That certain office building (the "Building") located at 12390 El Camino Real, San Diego, California, which Building contains approximately [No longer applicable] rentable square feet.
2.2	Premises:	A total of approximately [No longer applicable] rentable square feet of space consisting of the entirety of the Building, as further depicted on Exhibit A hereto.

Initially, the Premises shall consist of the Phase I Premises (as that term is defined in Section 2.2.1 of the Summary below), which Premises shall be expanded to include the Phase II Premises (as that term is defined in Section 2.2.2 of the Summary below) in accordance with the terms and conditions of Section 2.1 of this Lease.

2.2.1	Phase I Premises:	A total of 39,308 rentable square feet of space
comprised of (A) 13,558 rentable square feet of space located on the second (2nd) floor of the
Building and (B) 25,750 rentable square feet of space located on the third (3rd) floor of the
Building (collectively, the "Phase I Premises")
2.2.2	Phase II Premises:	A total of approximately 33,641 rentable square
feet of space comprised of the entire ground (1st)
floor of the Building and the remaining portion of
the second (2nd) floor of the Building
(collectively, the "Phase II Premises")
2.3	Project:	The Building is part of an office project known as
"Del Mar Corporate Centre I," as further set forth
in Section 1.1.2 of this Lease.

3.    Lease Term (Article 2):

3.1	Length of Lease Term:	[No longer applicable]
3.2	Lease Commencement Dates:

3.2.1    Phase I Lease
Commencement Date:

3.2.2    Phase II Lease
Commencement Date:

The "Phase I Lease Commencement Date" shall be December 1, 2019.

The "Phase II Lease Commencement Date" shall be the date that occurs one hundred twenty
(120) days following the Phase II Delivery Date (as that term is defined in Section 1 of the Work Letter). The Phase II Delivery Date shall not occur prior to May 1, 2020 without Tenant's prior written consent.

3.3	Lease Expiration Date:	The last day of the one hundred twentieth (120th)
full calendar month of the Lease Term after the
3.4	Option Terms:	Phase II Lease Commencement Date. [No longer applicable]

4. Base Rent (Article 3): 4.1 Phase I Premises:
	Monthly	Approximate Monthly
Period During Annual	Installment	Rental Rate per Rentable
Lease Term Base Rent*	of Base Rent*	Square Foot
[No longer applicable]

4.2    Phase II Premises:

[No longer applicable]
5.    Base Year (Article 4):

6.    Tenant's Share (Article 4):

Phase I Premises: [No longer applicable]

Phase II Premises: [No longer applicable]

Electricity is separately metered and directly paid by Tenant to the applicable utility provider or, at Landlord's option, to Landlord.

Phase I Premises:    Approximately 53.8842 Phase II Premises:    Approximately 100%

7.    Permitted Use (Article 5):

8.    Parking Passes (Article 28):

Tenant shall use the Premises solely for general office use and uses incidental thereto (the "Permitted Use"); provided, however, that notwithstanding anything to the contrary set forth hereinabove, and as more particularly set forth in the Lease, Tenant shall be responsible for operating and maintaining the Premises pursuant to, and in no event may Tenant's Permitted Use violate, (A) Landlord's "Rules and Regulations," as that term is set forth in Section 5.2 of this Lease, (B) all "Applicable Laws," as that term is set forth in Article 24 of this Lease, (C) all applicable zoning, building codes and the "CC&Rs," as that term is set forth in Section 5.3 of this Lease, and (D) first-class office standards in the market in which the Project is located.

Prior to Phase II Delivery Date:

Subject to the terms of Article 28 of this Lease, commencing on the Phase I Delivery Date and continuing through and including the date immediately preceding the Phase II Delivery Date, Tenant shall be entitled to use up to a total of 130 unreserved parking passes pertaining to the Building parking facilities; provided, however, Tenant may elect, at no additional charge, to convert up to 10 of such unreserved parking passes to reserved parking passes pertaining to the underground parking facilities of the adjacent building by giving notice to Landlord, subject to the terms of Article 28 below.

After Phase II Delivery Date:

Commencing on the Phase II Delivery Date, and continuing throughout the remainder of the Lease Term, Tenant shall be entitled to use up to a total of 242 unreserved parking passes pertaining to the Building parking facilities; provided, however, Tenant may, at no additional charge, elect to convert or continue to use, as the case may be, up to 10 of such unreserved parking passes as reserved parking passes pertaining to the underground parking facilities of the adjacent building, provided Tenant gives notice of any such election to Landlord prior to the Phase II Lease Commencement Date, subject to the terms of Article 28 below.

Tenant's additional parking rights, reserved parking rights, and electrical vehicle parking rights are set forth in Article 28.

9.Address of Tenant (Section 29.18):

(Prior to Phase I Lease Commencement Date)

Seismic Software, Inc.
12770 El Camino Real, Suite 300 San Diego, California 92130 Attention: CEO
With copy to: Seismic Software, Inc.
12770 El Camino Real, Suite 300 San Diego, California 92130 Attention: Finance

(On and after Phase I Lease Commencement Date)

Seismic Software, Inc. 12390 El Camino Real
San Diego, California 92130 Attention: CEO

With a copy to:

Seismic Software, Inc. 12390 El Camino Real
San Diego, California 92130 Attention: Finance

10.    Address of Landlord
(Section 29.18):    Kilroy Realty Corporation 12200 West Olympic Boulevard Suite 200
Los Angeles, California 90064 Attention: Legal Department

with copies to:

Kilroy Realty Corporation 100 First Street, Suite 250 San Francisco, CA 94105 Attention: Mr. John Osmond

and

Kilroy Realty Corporation
12770 El Camino Real, Suite 250 San Diego, California 92130 Attention: Mr. Nelson Ackerly

and

Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars, Suite 1800 Los Angeles, California 90067 Attention: Anton N. Natsis, Esq.

11.    Brokers (Section 29.24):

Representing Tenant: CBRE, Inc.
12.    Letter of Credit
(Article 22):

Representing Landlord: CBRE, Inc.
[No longer applicable]

13.    Improvement Allowance (Section 2 of Exhibit B):

[No longer applicable]

ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

13.1    Premises, Building, Project and Common Areas.

13.1.1    The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the "Premises"). The outline of the Premises is set forth in Exhibit A attached hereto and the Premises (including the Phase I Premises and the Phase II Premises) has the number of rentable square feet as set forth in Section 2.2 of the Summary. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions (the "TCCs") herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such TCCs by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the "Building," as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the "Common Areas," as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the "Project," as that term is defined in Section 1.1.2, below. Except as specifically set forth in this Lease and in the Work Letter attached hereto as Exhibit B (the "Work Letter"), and subject to Landlord's performance of the work described in Exhibit J attached hereto (the "Landlord Work"), Tenant shall otherwise accept the Premises in its existing "as-is" condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant's business, except as specifically set forth in this Lease and the Work Letter. Subject to Landlord's ongoing maintenance and repair obligations expressly set forth in this Lease and Section 1.1.4 below, the commencement of business operations from the applicable Premises by Tenant shall otherwise conclusively establish that the applicable Premises were at such time in good and sanitary order, condition and repair, except for minor "punchlist" matters related to the applicable Premises brought to Landlord's attention by Tenant within ten
(10) days after Tenant commences business operations from the Premises.

13.1.2    The Building and the Project. The Premises consists of the entirety of the Building set forth in Section 2.1 of the Summary (the "Building"). The Building is part of an office project known as "Del Mar Corporate Centre I." The term "Project," as used in this Lease, shall mean (i) the Building and the Common Areas, (ii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building and the Common Areas are located, (iii) the other office building commonly known as 12340 El Camino Real, which is located adjacent to the Building, and the land upon which such adjacent office building is located, and (iv) at Landlord's discretion, any additional real property, areas, land, buildings or other improvements added thereto.

13.1.3    Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the "Common Areas"). The manner in which the Common Areas are maintained and operated shall be at the sole discretion of Landlord and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may make from time to time, provided that such rules, regulations and restrictions do not unreasonably interfere with the rights granted to Tenant under this Lease and the Permitted Use. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas; provided that no such changes shall be permitted which materially reduce Tenant's rights or access hereunder, and further provided that, in connection therewith, Landlord shall perform such closures, alterations, additions or changes in a commercially reasonable manner and, in connection therewith, shall use commercially reasonable efforts to minimize any material interference with Tenant's use of and access to the Premises. Except when and where Tenant's right of access is specifically excluded in this Lease, Tenant shall have the right of access to the

Premises, the Building, and the Project parking facility twenty-four (24) hours per day, seven (7) days per week during the Lease Term.

13.1.4    Landlord Warranty. Notwithstanding the foregoing, upon the applicable Lease Commencement Date, the Base Building, as that term is defined in Section 8.2 of this Lease, components of the mechanical, electrical and plumbing systems, shall be in good working condition and repair, and Landlord hereby covenants that such mechanical, electrical and plumbing systems shall remain in good working condition for a period of twenty-four (24) months following the Phase I Lease Commencement Date pursuant to the TCCs of this Section 1.1.4. Landlord shall, at Landlord's sole cost and expense (which shall not be deemed an Operating Expense, as that term is defined in Section 4.2.4), repair or replace any failed or inoperable portion of such Base Building systems during such twenty-four (24) month period ("Landlord's Warranty"), provided that the need to repair or replace was not caused by the misuse, misconduct, damage, destruction, negligence, and/or failure to perform its affirmative obligations under this Lease (collectively, "Tenant Damage") by Tenant, its subtenants and/or assignees, if any, or any company which it acquired, sold or merged with Tenant, or any Tenant Parties, as that term is defined in Section 10.1, below, or by any modifications, Alterations, as that term is defined in Section 8.1 below, or improvements (including the Improvements, as that term is defined in Section 2.1 of the Work Letter) constructed by or on behalf of Tenant. Landlord's Warranty shall not be deemed to require Landlord to replace any portion of the Base Building, as opposed to repair such portion of the Base Building, unless prudent commercial property management practices dictate replacement rather than repair of the item in question. To the extent repairs which Landlord is required to make pursuant to this Section 1.1.4 are necessitated in part by Tenant Damage, then Tenant shall reimburse Landlord for an equitable proportion of the cost of such repair. If it is determined that the Base Building components of the mechanical, electrical and plumbing systems (or any portion thereof) was not in good working condition and repair as of the Phase I Lease Commencement Date, Landlord shall not be liable to Tenant for any damages, but as Tenant's sole remedy, Landlord, at no cost to Tenant, shall promptly commence such work or take such other action as may be necessary to place the same in good working condition and repair, and shall thereafter diligently pursue the same to completion.

13.2    Rentable Square Feet of Premises and Building.

13.2.1    Stipulation of Rentable Square Feet of Phase I Premises. For purposes of this Lease, "rentable square feet" and "usable square feet" of the Phase I Premises shall be deemed as set forth in Section 2.2 of the Summary.

13.2.2    Verification of Rentable Square Feet of Phase II Premises and Building. For purposes of this Lease, "rentable square feet" and "usable square feet" shall be calculated pursuant to Office Building: Standard Methods of Measurement and Calculating Rentable Area – (ANSI/BOMA Z65.1 – 2018) (Method B), and its accompanying guidelines, as applicable to single-tenant buildings (i.e., rentable square footage equating to Gross Building Area) (collectively, "BOMA"). Within thirty (30) days after the Phase II Lease Commencement Date, Stevenson Systems, an independent third-party space measurement company, shall measure the rentable and usable square feet of the Premises II Premises in accordance with BOMA, and the determination of Stevenson Systems shall be conclusive and binding upon the parties, absent manifest error. In the event that Stevenson Systems determines that the amounts thereof shall be different from those set forth in this Lease, all amounts, percentages and figures appearing or referred to in this Lease based upon such incorrect amount (including, without limitation, the amount of the "Rent," as that term is defined in Section 4.1 of this Lease, respectively), after thirty
(30) days prior notice to Tenant to verify such calculations, shall be modified in accordance with such determination. Landlord and Tenant acknowledge and agree that the rentable square feet of the Fitness Center shall only be included in the Phase II Premises and the Building on a proportionate basis, being allocated to each of the buildings in the Project proportionately. If such determination is made, it will be confirmed in writing by Landlord to Tenant.

13.3    Right of First Refusal. [No longer applicable]

1.3.1    Procedure for Offer. [No longer applicable]

1.3.1.1    [No longer applicable]

1.3.1.2    [No longer applicable]

1.3.2    Procedure for Acceptance. [No longer applicable]

1.3.3    First Refusal Space Rent. [No longer applicable]

1.3.4    First Refusal Space Commencement Date; First Refusal Space Expiration Date; Construction in First Refusal Space. [No longer applicable]

1.3.5    New Lease. [No longer applicable]

1.3.6    Termination of Right of First Refusal. [No longer applicable]

1.4    Existing Lease. [No longer applicable]

1.5    Temporary Premises. [No longer applicable]

1.6    Beneficial Occupancy. Tenant shall have the right to occupy the Phase IPremises for the conduct of Tenant's business prior to the Phase I Lease Commencement Date, provided that
(i) Tenant shall give Landlord at least five (5) days' prior notice of any such occupancy of the Phase I Premises, (ii) a certificate of occupancy, temporary certificate of occupancy, or its legal equivalent shall have been issued by the appropriate governmental authorities for the Phase I Premises, and (iii) all of the terms and conditions of this Lease shall apply, other than Tenant's obligation to pay Base Rent and Tenant's Share of Direct Expenses attributable to the Phase I Premises, as though the Phase I Lease Commencement Date had occurred (although the Phase I Lease Commencement Date shall not actually occur until the occurrence of the same pursuant to the terms of Section 3.2.1 of the Summary) upon such occupancy of the Phase I Premises by Tenant.

ARTICLE 2

LEASE TERM; OPTION TERM

2.1    Initial Lease Term. The TCCs and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the "Lease Term") shall be as set forth in Section
3.2.1 of the Summary, shall commence (i) as described in Section 3.2 of the Summary on the Phase I Lease Commencement Date with respect to the Phase I Premises, and (ii) as described in Section 3.2.2 of the Summary on the Phase II Lease Commencement Date with respect to the Phase II Premises (the Phase I Lease Commencement Date and the Phase II Lease Commencement Date may each be referred to herein as a "Lease Commencement Date") (the "Lease Commencement Date"), and shall terminate with respect to the entire Premises on the date set forth in Section 3.3 of the Summary (the "Lease Expiration Date") unless this Lease is sooner terminated or extended as hereinafter provided. For purposes of this Lease, except as otherwise expressly set forth herein, (A) prior to the Phase II Lease Commencement Date, the "Premises" shall be deemed to refer to the Phase I Premises only, and (B) effective as of the Phase II Lease Commencement Date, the Premises shall be automatically increased to include the Phase II Premises. For purposes of this Lease, the term "Phase I Lease Year" shall mean each consecutive twelve (12) calendar month period during the Lease Term; provided, however, that the first Phase I Lease Year shall commence on the Phase I Lease Commencement Date and end on the last day of the month in which the first anniversary of the Phase I Lease Commencement Date occurs (or if the Phase I Lease Commencement Date is the first day of a calendar month, then the first Phase I Lease Year shall commence on the Phase I Lease Commencement Date and end on the day immediately preceding the first anniversary of the Phase I Lease Commencement Date), and each Phase I Lease Year thereafter shall be a twelve (12) month period commencing on each annual anniversary of the day that immediately follows the last day of the Phase I Lease Year; provided further that the last Phase I Lease Year shall end on the Lease Expiration Date. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof.

2.2    Option Terms. [No longer applicable]

2.3    Tenant Early Termination Right for Expansion Space. [No longer applicable]

ARTICLE 3

BASE RENT

3.1    In General. Tenant shall pay, without prior notice or demand, to Landlord or Landlord's agent at the management office of the Project, or, at Landlord's option, at such other place as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent ("Base Rent") as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day ofeach and every calendar month during the Lease Term, without any setoff or deduction whatsoever. If any Rent payment dates (including any applicable Lease Commencement Dates) fall on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any such fractional month shall accrue on a daily basis during such fractional month and shall total an amount equal to the product of (i) a fraction, the numerator of which is the number of days in such fractional month and the denominator of which is the actual number of days occurring in such calendar month, and (ii) the then-applicable Monthly Installment of Base Rent. All other payments or adjustments required to be made under the TCCs of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2    Base Rent Abatement. [No longer applicable]

ARTICLE 4

ADDITIONAL RENT

4.1    In General. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay "Tenant's Share" of the annual "Direct Expenses," as those terms are defined in Sections 4.2.6 and 4.2.2, respectively, of this Lease, which are in excess of the amount of Direct Expenses applicable to the "Base Year," as that term is defined in Section 4.2.1, below; provided, however, that in no event shall any decrease in Direct Expenses for any "Expense Year" (as that term is defined in Section 4.2.3, below) below Direct Expenses for the Base Year entitle Tenant to any decrease in Base Rent or any credit against sums due under this Lease. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the TCCs of this Lease, are hereinafter collectively referred to as the "Additional Rent," and the Base Rent and the Additional Rent are herein collectively referred to as "Rent." All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent; provided, however, the parties hereby acknowledge that the first monthly installment of Tenant's Share of any "Estimated Excess," as that term is set forth in, and pursuant to the terms and conditions of, Section 4.4.2 of this Lease, shall first be due and payable for the calendar month occurring immediately following the expiration of the Base Year. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2    Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

Summary.
4.2.1
"Base Year" shall mean the applicable periods set forth in Section 5 of the

4.2.2    "Direct Expenses" shall mean "Operating Expenses" and "Tax Expenses."

4.2.3    "Expense Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant's Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.4    "Operating Expenses" shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, renovation, restoration or operation of the Project, or any portion thereof, in accordance with sound real estate management and accounting practices, consistently applied. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities (but excluding the cost of electricity services consumed in the Premises and the premises of other tenants of the Building and any other buildings in the Project (since Tenant is separately paying for the cost of electricity services pursuant to Section 6.1.2 of the Lease)), the cost of operating, repairing, replacing, maintaining, renovating and restoring the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) costs incurred in connection with the parking areas servicing the Project; (vi) fees and other costs, including management fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance, replacement, renovation, repair and restoration of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space; (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons (other than persons generally considered to be higher in rank than the position of "Senior Asset Manager") engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project;
(x) operation, repair, maintenance, renovation, replacement and restoration of all systems and equipment and components thereof of the Project, subject to (xiii) below; (xi) the cost of janitorial, alarm, security and other services, replacement, renovation, restoration and repair of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance, replacement, renovation, repair and restoration of curbs and walkways, repair to roofs and re-roofing, subject to (xiii) below;
(xii) amortization of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof (which amortization calculation shall include interest at the "Interest Rate," as that term is set forth in Article 25 of this Lease); (xiii) the cost of capital improvements or other costs incurred in connection with the Project
(A) which are reasonably intended to effect economies in the operation or maintenance of the Project, or any portion thereof, (B) that are required to comply with then-existing, mandatory conservation programs enacted following the date of this Lease and which programs are also required of comparable, institutionally owned projects in the vicinity of the Project, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, (D) that are required under any governmental law or regulation by a federal, state or local governmental agency, except for capital repairs, replacements or other improvements to remedy a condition existing prior to the Lease Commencement Date which an applicable governmental authority, if it had knowledge of such condition prior to the Lease Commencement Date, would have then required to be remedied pursuant to then-current governmental laws or regulations in their form existing as of the Lease Commencement Date and pursuant to the then-current interpretation of such governmental laws or regulations by the applicable governmental authority as of the Lease Commencement Date, or
(E) that are reasonably intended to materially benefit the safety or security of the Project (the permitted capital expenditures pursuant to the foregoing items (A) through (E) being, collectively, the "Permitted Capital Expenses"); provided, however, that any capital expenditure shall be amortized with interest at the Interest Rate over the corresponding useful life as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices, consistently applied, or (Z) with respect to those items included under item (A) above, their recovery/payback period as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices, consistently applied; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute "Tax Expenses" as that term is defined in Section 4.2.5, below;
(xv)    payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Project and (xvi) costs of any additional services not provided to the Project as of the Lease Commencement Date but which arethereafter provided by Landlord in connection with its prudent management of the Project. Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(a)    costs, including marketing costs, legal fees, space planners' fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of improvements made for new tenants initially occupying space in the Project after the Lease Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities);

(b)    except as set forth in items (xi), (xii), (xiii), and (xiv) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest;

(c)    costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant's carrier or by anyone else (except to the extent of deductibles), and electric power costs for which any tenant directly contracts with the local public service company;

(d)    any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(e)    costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord's interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants, and Landlord's general corporate overhead and general and administrative expenses;

(f)    the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Senior Asset Manager;

(g)    amount paid as ground rental for the Project by the Landlord;

(h)    overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(i)    any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, provided that any compensation paid toany concierge or parking attendants at the Project shall be includable as an Operating Expense;

(j)    rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from thisexclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project ;

(k)    all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(l)    costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art;

elsewhere in this Lease;
(m)
any costs expressly excluded from Operating    Expenses

(n)    rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the "Comparable Buildings," as that term is defined in Section 4 of Exhibit H to this Lease, with adjustment where appropriate for the size of the applicable project;

(o)    Excepting any Permitted Capital Expenses, any costs of other capital improvements or expenditures;

(p)    costs to the extent arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services; and

(q)    amounts spent for any earthquake deductible in excess of One and 50/100 Dollars ($1.50) per rentable square foot of the Premises in any particular Expense Year; provided, however, any remaining excess (i.e., deductibles in excess of such annual Expense Cap) may be carried over into future Expenses Years.

(r)    reserves for Permitted Capital Expenses;

(s)    fees payable by Landlord for management of the Project in excess of three and one-half percent (3.5%) (the "Management Fee Cap") of Landlord's gross rental revenues, adjusted and grossed up to reflect a one hundred percent (100%) occupancy of the Project with all tenants paying rent, including base rent, pass-throughs, and parking fees (but excluding the cost of after-hours services or utilities) from the Project for any calendar year or portion thereof; and

(t)    costs incurred to comply with laws relating to the removal of hazardous material or substance (as defined under applicable law) which was in existence in the Building or on the Project prior to the Lease Commencement Date, and was of such a nature that a federal, state, local or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material or substance, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal of such hazardous material or substance or other remedial or containment action with respect thereto, but only to the extent those laws were then being actively enforced by the applicable government authority; and costs incurred to remove, remedy, contain, or treat hazardous material or substance, which hazardous material or substance is brought into the Building or onto the Project after the date hereof by Landlord or any other tenant of the Project and is of such a nature, at that time, that a federal, state, local or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material or substance, in the state, and under the conditions, that it then exists in the Building or on the Project, would have then required the removal of such hazardous material or substance or other remedial or containment action with respect thereto, but only to the extent those laws were then being actively enforced by the applicable government authority.

If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not ninety-five percent (95%) occupied during all or a portion of the Base Year or any Expense Year, Landlord may elect to make an appropriate adjustment to the components of Operating Expenses that vary with occupancy for such year to determine the amount of Operating Expenses that would have been incurred had the Project been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year. Operating Expenses for the Base Year shall not include market-wide cost increases (including utility rate increases) due to extraordinary circumstances, including, but not limited to, Force Majeure, boycotts, strikes, conservation surcharges, embargoes or shortages. In no event shall each of the components of Direct Expenses for any Expense Year related to utility costs, Tax Expenses, Project services costs or Project insurance costs be less than each of the corresponding components of Direct Expenses related to such utility costs, Tax Expenses, Project services costs and Project insurance costs in the Base Year. Landlord shall not (i) make a profit by charging items to Operating Expenses that are otherwise also charged separately to others and (ii) subject to Landlord's right to adjust the components of Operating Expenses described above in this paragraph, collect Operating Expenses from Tenant and all other tenants in the Building in an amount in excess of what Landlord incurs for the items included in Operating Expenses. Only as provided hereinafter below in items [I], and [II] below, in the event Landlord incurs costs or expenses associated with or relating to new (as opposed to replacement), distinct categories of Operating Expenses which were not part of Operating Expenses during the Base Year, Operating Expenses for the Base Year shall be deemed increased by the amounts Landlord would have incurred during the Base Year with respect to such costs and expenses had such new, distinct categories of Operating Expenses been included in Operating Expenses during the entire Base Year. The foregoing shall only apply as follows: [I] any insurance premium resulting from any new forms of insurance, including terrorism insurance, first maintained following the Base Year shall be deemed to be included in Operating Expenses for the Base Year; and [II] any new major category of services (the "New Services"), provided that no adjustment to the Operating Expenses for the Base Year shall occur to the extent such New Services (1) are first being offered by landlords in the majority of Comparable Buildings following the Base Year, or (2) are required by "Applicable Laws," as that term is set forth in Article 24 below.

4.2.5    Taxes.

4.2.5.1    "Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof (including, without limitation, the land upon which the Building and the parking facilities serving the Building are located).

4.2.5.2    Tax Expenses shall include, without limitation: (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election ("Proposition 13") and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project's contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and (v) all of the real estate taxes and assessments imposed upon or with respect to the Building and all of the real estate taxes and assessments imposed on the land and improvements comprising the Project.

4.2.5.3    Any reasonable costs and expenses (including, without limitation, reasonable attorneys' fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid. Except as set forth in Section 4.2.5.4, below, refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as an increase in Tax Expenses under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant's Share of any such increased Tax Expenses included by Landlord as Building Tax Expenses pursuant to the TCCs of this Lease. Notwithstanding anything to the contrary contained in this Section 4.2.5 (except as set forth in Section 4.2.5.2, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 4.5 of this Lease, and (iv) any penalties, late charges or interest due to Landlord's failure to timely pay taxes when due. Notwithstanding anything to the contrary set forth in this Lease, only Landlord may institute proceedings to reduce Tax Expenses and the filing of any such proceeding by Tenant without Landlord's consent shall constitute an event of default by Tenant under this Lease. Notwithstanding the foregoing, Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Tax Expenses.

4.2.5.4    Notwithstanding anything to the contrary set forth in this Lease, the amount of Tax Expenses for the Base Year and any Expense Year shall be calculated without taking into account any decreases in real estate taxes obtained in connection with Proposition 8, and, therefore, the Tax Expenses in the Base Year and/or an Expense Year may be greater than those actually incurred by Landlord, but shall, nonetheless, be the Tax Expenses due under this Lease; provided that (i) any costs and expenses incurred by Landlord in securing any Proposition 8 reduction shall not be included in Direct Expenses for purposes of this Lease, and (ii) tax refunds under Proposition 8 shall not be deducted from Tax Expenses, but rather shall be the sole property of Landlord. Landlord and Tenant acknowledge that this Section 4.2.5.4 is not intended to in any way affect (A) the inclusion in Tax Expenses of the statutory two percent (2.0%) annual maximum allowable increase in Tax Expenses (as such statutory increase may be modified by subsequent legislation), or (B) the inclusion or exclusion of Tax Expenses pursuant to the terms of Proposition 13, which shall be governed pursuant to the terms of Sections 4.2.5.1 through 4.2.5.3, above.

4.2.6    "Tenant's Share" shall mean the applicable percentages set forth in Section 6 of the Summary.

4.3    Allocation of Direct Expenses.

4.3.1    Method of Allocation. The parties acknowledge that the Building is a part of a multi-building project and that the costs and expenses incurred in connection with the Project (i.e. the Direct Expenses) should be shared between the tenants of the Building and the tenants of the other buildings in the Project. Accordingly, as set forth in Section 4.2 above, Direct Expenses (which consists of Operating Expenses and Tax Expenses) are determined annually for the Project as a whole, and a portion of the Direct Expenses, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the tenants of the Building (as opposed to the tenants of any other buildings in the Project) and such portion shall be the Direct Expenses for purposes of this Lease. Such portion of Direct Expenses allocated to the tenants of the Building shall include all Direct Expenses attributable solely to the Building and an equitable portion of the Direct Expenses attributable to the Project as a whole.

4.3.2    Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the "Cost Pools"), in Landlord's reasonable discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project, and the retail space tenants of a building of the Project or of the Project. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner.

4.4    Calculation and Payment of Additional Rent. If for any Expense Year ending or commencing within the Lease Term, Tenant's Share of Direct Expenses for such Expense Year exceeds Tenant's Share of Direct Expenses applicable to the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, an amount equal to the excess (the "Excess").

4.4.1    Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall give to Tenant following the end of each Expense Year, a statement (the "Statement") which shall state in general major categories the Direct Expenses incurred or accrued for the particular Expense Year, and which shall indicate the amount of the Excess. Landlord shall use commercially reasonable efforts to deliver such Statement to Tenant on or before May 1 following the end of the Expense Year to which such Statement relates. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay, within thirty (30) days after receipt of the Statement, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as "Estimated Excess," as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Excess than the actual Excess, Tenant shall receive a credit in the amount of Tenant's overpayment against Rent next due under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of Direct Expenses for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall, within thirty
(30) days after receipt of the Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Excess than the actual Excess, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for Tenant's Share of any Direct Expenses attributable to any Expense Year which are first billed to Tenant more than two (2) calendar years after the Lease Expiration Date, provided that in any event Tenant shall be responsible for Tenant's Share of Direct Expenses which (x) were levied by any governmental authority or by any public utility companies, and (y) Landlord had not previously received an invoice therefor and which are currently due and owing (i.e., costs invoiced for the first time regardless of the date when the work or service relating to this Lease was performed), at any time following the Lease Expiration Date which are attributable to any Expense Year.

4.4.2    Statement of Estimated Direct Expenses. In addition, Landlord shall endeavor to give Tenant a yearly expense estimate statement (the "Estimate Statement") which shall set forth in general major categories Landlord's reasonable estimate (the "Estimate") of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated excess (the "Estimated Excess") as calculated by comparing the Direct Expenses for such Expense Year, which shall be based upon the Estimate, to the amount of Direct Expenses for the Base Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Additional Rent under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Excess theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, within thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the second to last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant. Throughout the Lease Term Landlord shall maintain records with respect to Direct Expenses in accordance with sound real estate management and accounting practices, consistently applied.

4.4.3    Controllable Expenses. Further, notwithstanding the foregoing, in no event shall Controllable Operating Expenses, as that term is defined below, for any Expense Year following the Expense Year that commences on January 1st of 2022 (the "Measuring Expense Year") increase by more than seven percent (7%) per Expense Year, on a cumulative and compounding basis; for example, the maximum amount of Controllable Operating Expenses that may be included in the calculation of such Operating Expenses for each calendar year after the Measuring Expense Year shall equal the product of the Controllable Operating Expenses and the following percentages for the following calendar years: 107% for the first year following the Measuring Expense Year; 114.49% for the second year following the Measuring Expense Year; 122.50% for the third year following the Measuring Expense Year; 131.08% for the fourth year following the Measuring Expense Year; etc. However, any increases in Operating Expenses not recovered by Landlord due to the foregoing limitation shall be carried forward into succeeding calendar years during the Lease Term (subject to the foregoing limitation) to the extent necessary until fully recouped by Landlord. Upon the commencement of the first Option Term, the Measuring Expense Year shall be reset to be the Expense Year that commences on January 1st of the Expense Year following the Expense Year in which such Option Term commences. As used herein "Controllable Operating Expenses" shall mean all Operating Expenses, excluding the following: (i) utility charges, (ii) the cost of union labor, including payroll and benefits, which shall include labor which is not union as of the effective date of this Lease, but which unionizes after the date of this Lease, (iii) market-wide labor-rate increases due to extraordinary circumstances, including without limitation, boycotts and strikes, (iv) costs incurred due to an event of "Force Majeure," as that term is defined in Section 29.16 of this Lease and other extraordinary weather-related costs (such as those resulting from infestation, storms, drought and other severe weather), (v) Landlord's insurance costs and deductibles thereunder, (vi) costs relating to compliance with governmentally mandated transportation management programs, (vii) costs incurred to comply with governmental requirements and applicable Laws, (viii) amortized costs of Permitted Capital Expenses required by law, (ix) any costs incurred specifically at the request of Tenant and not expressly required to be incurred by Landlord pursuant to this Lease, and (x) Tax Expenses.

4.5    Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1    Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant's equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant's equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord's property or if the assessed value of Landlord's property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2    If the improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements conforming to Landlord's "building standard" in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above.

4.5.3    Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.6    Landlord's Records. Upon Tenant's written request given not more than    ninety
(90) days after Tenant's receipt of a Statement for a particular Expense Year, and provided that Tenant is not then in default under this Lease beyond the applicable notice and cure period provided in this Lease, specifically including, but not limited to, the timely payment of Additional Rent (whether or not a component thereof is the subject of the audit contemplated herein), Landlord shall furnish Tenant with such reasonable supporting documentation pertaining to the calculation of the Excess set forth in the Statement as Tenant may reasonably request. Landlord shall provide said documentation pertaining to the relevant Excess to Tenant within sixty (60) days after Tenant's written request therefor. Within one hundred eighty (180) days after receipt of a Statement by Tenant (the "Audit Period"), if Tenant disputes the amount of the Excess set forth in the Statement, an independent certified public accountant (which accountant (A) is a member of a nationally or regionally recognized certified public accounting firm which has previous experience in auditing financial operating records of landlords of office buildings, (B) shall not already be providing primary accounting and/or lease administration services to Tenant and shall not have provided primary accounting and/or lease administration services to Tenant in the past three (3) years, (C) is not working on a contingency fee basis [i.e., Tenant must be billed based on the actual time and materials that are incurred by the certified public accounting firm in the performance of the audit], and (D) shall not currently or in the future be providing accounting and/or lease administration services to another tenant in the Building and/or the Project in connection with a review or audit by such other tenant of similar expense records), designated and paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, audit Landlord's records with respect to the Excess set forth in the Statement at Landlord's corporate offices in San Diego, California or Los Angeles, California, provided that (i) Tenant is not then in default under this Lease (beyond the applicable notice and cure periods provided under this Lease), (ii) Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement, and
(iii) a copy of the audit agreement between Tenant and its particular certified public accounting firm has been delivered to Landlord prior to the commencement of the audit. In connection with such audit, Tenant and Tenant's certified public accounting firm must agree in advance to follow Landlord's reasonable rules and procedures regarding an audit of the aforementioned Landlord records, and shall execute a commercially reasonable confidentiality agreement regarding such audit. Any audit report prepared by Tenant's certified public accounting firm shall be delivered concurrently to Landlord and Tenant within the Audit Period. Tenant's failure to audit the amount of the Excess set forth in any Statement within the Audit Period shall be deemed to be Tenant's approval of such Statement and Tenant, thereafter, waives the right or ability to audit the amounts set forth in such Statement. If after such audit, Tenant still disputes such Excess, an audit to determine the proper amount shall be made, at Tenant's expense, by an independent certified public accountant (the "Accountant") selected by Landlord and subject to Tenant's reasonable approval; provided that if such audit by the Accountant proves that the Direct Expenses in the subject Expense Year were overstated by more than four percent (4%), then the cost of the Accountant and the cost of such audit shall be paid for by Landlord. Tenant hereby acknowledges that Tenant's sole right to audit Landlord's records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to applicable law to audit such records and/or to contest the amount of Direct Expenses payable by Tenant.

ARTICLE 5

USE OF PREMISES

5.1    Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord's sole and absolute discretion.

5.2    Prohibited Uses. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; (iii) offices of any health care professionals or service organization; (iv) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (v) retail or restaurant uses; or (vi) communications firms such as radio and/or television stations. Tenant's use shall not result in an occupancy density for the Premises which is greater than six (6) persons per 1,000 rentable square feet (Tenant acknowledging that such occupancy density exceeds the available Parking Pass Ratio and does not create an express or implied right to increased parking). Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the rules and regulations promulgated by Landlord from time to time ("Rules and Regulations"), the current set of which (as of the date of this Lease) isattached to this Lease as Exhibit D; or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project, including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect; provided, however, Landlord shall not enforce, change or modify the Rules and Regulations in a discriminatory manner and Landlord agrees that the Rules and Regulations shall not be unreasonably modified or enforced in a manner which will unreasonably interfere with the normal and customary conduct of Tenant's business. Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises.

5.3    CC&Rs. Tenant shall comply with all recorded covenants, conditions, and restrictions currently affecting the Project. Additionally, Tenant acknowledges that the Project may be subject to any future covenants, conditions, and restrictions (the "CC&Rs") which Landlord, in Landlord's discretion, deems reasonably necessary or desirable, and Tenant agrees that this Lease shall be subject and subordinate to such CC&Rs; provided, however, the CC&Rs shall not
(i) adversely affect Tenant's rights under this Lease, (ii) adversely affect Tenant's use of the Premises for the Permitted Use, or (iii) increase Tenant's monetary obligations under this Lease, in more than a de minimis manner. Landlord shall have the right to require Tenant to execute and acknowledge, within fifteen (15) business days of a request by Landlord, a "Recognition of Covenants, Conditions, and Restriction," in a form substantially similar to that attached hereto as Exhibit F, agreeing to and acknowledging the CC&Rs.

5.4    Fitness Center. Tenant acknowledges that a portion of the first (1st) floor of the Building contains a fitness center (the "Fitness Center"), which is in use by the existing tenant of the Phase II Premises. As of the Phase I Delivery Date, Tenant may utilize the Fitness Center on a non-exclusive basis for the following primary uses: weight and aerobic training, personal training, group training, aerobics, free weights, and treadmills, stationary bicycles, elliptical machines, and stair-climbing machines; provided, however the parties acknowledge that in no event shall the fitness center include a swimming pool, sauna or whirlpool facilities. Tenant and the employees of Tenant and its subtenants (collectively, the "Fitness Center Users") may use the Fitness Center in compliance with all applicable Laws, such reasonable rules and regulations as may be adopted by Landlord from time to time, and the other provisions of this Lease.

5.4.1    Operation. Landlord agrees manage and maintain the Fitness Center as part of the Common Areas, the cost of which shall be included in Operating Expenses in accordance with Article 4, above.

5.4.2    Waivers. Tenant shall obtain written waivers on forms reasonably satisfactory to Landlord from all Fitness Center Users agreeing and acknowledging that, except to the extent of Landlord’s gross negligence or willful misconduct, Landlord is not otherwise responsible for the Fitness Center and that Landlord and the other Landlord Parties shall have no responsibility with respect to, and are hereby released from, any loss arising from or relating to the quality, care or services provided by the Fitness Center, or otherwise arising from the use of the Fitness Center by any Fitness Center User.

ARTICLE 6

SERVICES AND UTILITIES

6.1    Standard Tenant Services. Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.

6.1.1    Subject to reasonable changes implemented by Landlord and all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating, ventilation and air conditioning ("HVAC") when necessary for normal comfort for normal office use in the Premises from 7:00 A.M. to 6:00 P.M. Monday through Friday and 8:00 A.M. to 1:00
P.M. Saturday (collectively, the "Building Hours"), except for the date of observation of New Year's Day, President's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and, at Landlord's reasonable discretion, other locally or nationally recognized holidays (collectively, the "Holidays").

6.1.2    Landlord shall provide adequate electrical wiring and facilities and power for normal general office use as reasonably determined by Landlord. Notwithstanding any provision to the contrary contained in this Lease, Tenant shall pay directly to the utility company pursuant to the utility company's separate meters (or to Landlord in the event Landlord provides submeters instead of the utility company's meters), the cost of all electricity provided to and/or consumed in the Premises (including normal and excess consumption and including the cost of electricity to operate the HVAC air handlers), which electricity shall be separately metered (as described above or otherwise equitably allocated and directly charged by Landlord to Tenant and any other tenants of the Building). Tenant shall pay such cost (including the cost of such meters or submeters) within thirty (30) days after demand and as Additional Rent under this Lease (and not as part of the Operating Expenses). Landlord shall designate the utility provider from time to time.

6.1.3    As part of Operating Expenses, Landlord shall replace lamps, starters and ballasts for Building standard lighting fixtures within the Premises. In addition, Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

6.1.4    Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes in the Building Common Areas.

6.1.5    Landlord shall provide janitorial services to the Premises, except the date of observation of the Holidays, in and about the Premises and window washing services in a manner consistent with other Comparable Buildings.

6.1.6    Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours, and shall have at least one elevator available at all other times. Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord.

Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

6.2    Overstandard Tenant Use. Tenant shall not, without Landlord's prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than Building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If such consent is given, Landlord shall have the right to require installation of supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord upon billing by Landlord. If Tenant uses water, electricity, heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption (if such excess consumption is not ceased within 3 days of written notice), and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and if such excess consumption is not ceased within 3 days of written notice Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, including the cost of such additional metering devices. Tenant's use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation, and subject to the terms of Section 29.32, below, Tenant shall not install or use or permit the installation or use of any computer or electronic data processing equipment in the Premises, without the prior written consent of Landlord. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate, of Tenant's desired use in order to supply such utilities, and Landlord shall supply such utilities to Tenant at such hourly cost to Tenant (which shall be treated as Additional Rent) as Landlord shall from time to time establish.

6.3    Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord's reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease, except as otherwise provided in Section 6.4 below. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.4    Abatement Event. If (i) Landlord fails to perform the obligations required of Landlord under the TCCs of this Lease, (ii) such failure causes all or a portion of the Premises to be untenantable and unusable by Tenant, and (iii) such failure relates to (A) the nonfunctioning of the heat, ventilation, and air conditioning system in the Premises, the electricity in the Premises, the nonfunctioning of the elevator service to the Premises, or (B) a failure to provide access to the Premises, Tenant shall give Landlord notice (the "Initial Notice"), specifying such failure to perform by Landlord (the "Abatement Event"). If Landlord has not cured such Abatement Event within two (2) business days after the receipt of the Initial Notice, Tenant may deliver an additional notice to Landlord (the "Additional Notice"), specifying such Abatement Event and Tenant's intention to abate the payment of Rent under this Lease. If Landlord does not cure such Abatement Event within five (5) business days of receipt of the Additional Notice, Tenant may, upon written notice to Landlord, immediately abate Rent payable under this Lease for that portion of the Premises rendered untenantable and not used by Tenant, for the period beginning on the date five
(5)    business days after the Initial Notice to the earlier of the date Landlord cures such Abatement

Event or the date Tenant recommences the use of such portion of the Premises. Such right to abate Rent shall be Tenant's sole and exclusive remedy at law or in equity for an Abatement Event. Except as provided in this Section 6.4, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

ARTICLE 7

REPAIRS

Landlord shall maintain in good condition and operating order and keep in good repair and condition the structural portions of the Building, including the foundation, floor/ceiling slabs, roof structure (as opposed to roof membrane), curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), stairs, stairwells, elevator cab, men's and women's washrooms, Building mechanical, electrical and telephone closets, and all common and public areas servicing the Building, including the parking areas, landscaping and exterior Project signage (collectively, "Building Structure") and the Base Building mechanical, electrical, life safety, plumbing, sprinkler systems, roof membrane and HVAC systems which were not constructed by Tenant Parties (collectively, the "Building Systems") and the Project Common Areas. Subject to the terms of Article 11, Tenant shall be required to repair the Building Structure and/or the Building Systems to the extent caused due to Tenant's negligence or willful misconduct, unless and to the extent such damage is covered by insurance carried or required to be carried by Landlord pursuant to Article 10 and to which the waiver of subrogation is applicable (such obligation to the extent applicable to Tenant as qualified and conditioned will hereinafter be defined as the "BS/BS Exception"). Tenant shall, at Tenant's own expense, keep the Premises, including all improvements, fixtures, equipment, interior window coverings, and furnishings therein, and the floor or floors of the Building on which the Premises is located, in good order, repair and condition at all times during the Lease Term, but such obligation shall not extend to the Building Structure and the Building Systems except pursuant to the BS/BS Exception. In addition, Tenant shall, at Tenant's own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, but such obligation shall not extend to the Building Structure and the Building Systems except pursuant to the BS/BS Exception, except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant; provided however, that, at Landlord's option, or if Tenant fails to make such repairs, Landlord may, after written notice to Tenant and Tenant's failure to repair within five (5) days thereafter, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building and/or the Project, but not in excess of five percent (5%)) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord's involvement with such repairs and replacements forthwith upon being billed for same. Landlord may, but shall not be required to, enter the Premises at all reasonable times in accordance with the terms of Article 27 below to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to doby governmental or quasi-governmental authority or court order or decree; provided, however, except for (i) emergencies, (ii) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, or (iii) repairs which are the obligation of Tenant hereunder, any such entry into the Premises by Landlord shall be performed in a manner so as not to materially interfere with Tenant's use of, or access to, the Premises; provided that, with respect to items (ii) and (iii) above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant's use of, or access to, the Premises. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1    Landlord's Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the "Alterations") without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than fifteen (15) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days' notice to Landlord, but without Landlord's prior consent, to the extent that such Alterations do not
(i)    adversely affect the systems and equipment of the Building, exterior appearance of the Building, or structural aspects of the Building, (ii) adversely affect the value of the Premises or Building,
(iii) require a building or construction permit, or (iv) cost more than One Hundred Thousand and 00/100 Dollars ($100,000.00) for a particular job of work (the "Cosmetic Alterations"). The construction of the initial improvements to the Premises shall be governed by the terms of the Work Letter and not the terms of this Article 8.

8.2    Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors reasonably approved by Landlord, and any removal and/or restoration obligations required to be performed pursuant to the TCCs of Section 8.5 of this Lease. If Landlord shall give its consent, the consent shall be deemed conditioned upon Tenant acquiring a permit to do the work from appropriate governmental agencies, the furnishing of a copy of such permit to Landlord prior to the commencement of the work, and the compliance by Tenant with all conditions of said permit in a prompt and expeditious manner. If such Alterations will involve the use of or disturb hazardous materials or substances existing in the Premises, Tenant shall notify Landlord prior to performing such Alterations and comply with Landlord's rules and regulations concerning such hazardous materials or substances. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county, local or municipal laws, ordinances, rules and regulations and pursuant to a valid building permit, issued by the city in which the Building is located (or other applicable governmental authority), all in conformance with Landlord's reasonable construction rules and regulations; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord's design parameters and code compliance issues. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the "Base Building," as that term is defined below, then Landlord shall, at Tenant's expense, make such changes to the Base Building. Since all or a portion of the Project is or may become in the future certified under the LEED rating system (or other applicable certification standard) (all in Landlord's sole and absolute discretion), Tenant expressly acknowledges and agrees that without limitation as to other grounds for Landlord withholding its consent to any proposed Alteration, Landlord shall have the right to withhold its consent to any proposed Alteration in the event that such Alteration is not compatible with such certification or recertification of the Project under such LEED rating system (or other applicable certification standard). The "Base Building" shall include the structural portions of the Building, and the public restrooms, elevators, exit stairwells and the systems and equipment located in the internal core of the Building on the floor or floors on which the Premises is located. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. Tenant shall retain any union trades to the extent reasonably designated by Landlord. Further, Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord's reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. In addition to Tenant's obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of San Diego in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and as a condition precedent to the enforceability and validity of Landlord's consent, Tenant shall deliver to the management office for the Project a reproducible copy of the "as built" and CAD drawings of the Alterations, to the extent applicable, as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3    Payment for Improvements. With respect to payments to be made to Tenant's contractors for any Alterations, Tenant shall (i) comply with Landlord's requirements for final lien releases and waivers in connection with Tenant's payment for work to contractors, and (ii) sign Landlord's standard contractor's rules and regulations. In addition, in connection with all

Alterations, Tenant shall pay Landlord an oversight fee equal to [No longer applicable] of the cost of the work, and reimburse Landlord for Landlord's reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord's review of such work.

8.4    Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant or its general contractor carries "Builder's Risk" insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, and to the extent the same are anticipated to cost in excess of [No longer applicable], Landlord may, in its reasonable discretion, require Tenant to demonstrate immediately available funds earmarked for such expenditures or to otherwise obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.

8.5    Landlord's Property. Landlord and Tenant hereby acknowledge and agree that
(i) all Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises (excluding Tenant's removable trade fixtures, furniture or non- affixed office equipment), from time to time, shall be at the sole cost of Tenant and shall be and become part of the Premises and the property of Landlord, and (ii) the "Improvements" (as that term is defined in Section 2.1 of the Work Letter) to be constructed in the Premises pursuant to the TCCs of the Work Letter shall, upon completion of the same, be and become a part of the Premises and the property of Landlord. Furthermore, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of this Lease, require Tenant, at Tenant's expense, to remove any Alterations or improvements in the Premises (including, without limitation, the Improvements to the extent Landlord notifies Tenant of such potential obligation at the time of consent pursuant to Section 3.6 of Exhibit B attached hereto), and to repair any damage to the Premises and Building caused by such removal at the expiration or sooner termination of the Term; provided, however, if, in connection with its notice to Landlord with respect to any such Alterations or Cosmetic Alterations, (x) Tenant requests Landlord's decision with regard to the removal of such Alterations or Cosmetic Alterations, and (y) Landlord thereafter agrees in writing to waive the removal requirement with regard to such Alterations or Cosmetic Alterations, then Tenant shall not be required to so remove such Alterations or Cosmetic Alterations; provided further, however, that if Tenant requests such a determination from Landlord and Landlord, within ten (10) business days following Landlord's receipt of such request from Tenant with respect to Alterations or Cosmetic Alterations, fails to address the removal requirement with regard to such Alterations or Cosmetic Alterations, Landlord shall be deemed to have agreed to waive the removal requirement with regard to such Alterations or Cosmetic Alterations. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations or improvements in the Premises, then (A) Tenant shall be deemed to be holding over in the Premises and Rent shall continue to accrue in accordance with the terms of the second sentence of Article 16, below (i.e., calculated on a per diem basis), until such work shall be completed (or such earlier date that Landlord, had it utilized commercially reasonable efforts to do so, would have completed such work), and/or (B) Landlord shall do so and may charge the cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys' fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least fifteen
(15) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within five (5) days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord's title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord's option shall attach only against Tenant's interest in the Premises and shall in all respects be subordinate to Landlord's title to the Project, Building and Premises.

ARTICLE 10

INDEMNIFICATION AND INSURANCE

10.1    Indemnification and Waiver. Except to the extent of the gross negligence or willful misconduct of Landlord or any Landlord Parties, Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, "Landlord Parties") shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Except to the extent of the gross negligence or willful misconduct of Landlord or any Landlord Parties, Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from and against any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) incurred in connection with or arising from: (a) any causes in, on or about the Premises; (b) the use or occupancy of the Premises by Tenant or any person claiming under Tenant; (c) any activity, work, or thing done, or permitted or suffered by Tenant in or about the Premises; (d) any acts, omission, or negligence of Tenant or any person claiming under Tenant, or the contractors, agents, employees, invitees, or visitors of Tenant or any such person, in, on or about the Project (collectively, "Tenant Parties"); (e) any breach, violation, or non-performance by Tenant or any person claiming under Tenant or the employees, agents, contractors, invitees, or visitors of Tenant or any such person of any term, covenant, or provision of this Lease or any law, ordinance, or governmental requirement of any kind; (f) any injury or damage to the person, property, or business of Tenant, its employees, agents, contractors, invitees, visitors, or any other person entering upon the Premises under the express or implied invitation of Tenant; or (g) the placement of any personal property or other items within the Premises. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant's occupancy of the Premises, Tenant shall pay to Landlord its reasonable costs and expenses incurred in such suit, including without limitation, its actual and reasonable professional fees such as appraisers', accountants' and attorneys' fees. Further, Tenant's agreement to indemnify Landlord pursuant to this Section 10.1 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to Tenant's indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.2    Tenant's Compliance With Landlord's Fire and Casualty Insurance. Tenant shall, at Tenant's expense, comply with Landlord's insurance company requirements pertaining to the use of the Premises. If Tenant's conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant's expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3    Tenant's Insurance. Throughout the Lease Term, Tenant shall maintain the following coverages in the following amounts. The required evidence of coverage must be delivered to Landlord on or before the date required under Section 10.4(I) sub-sections (x) and (y), or Section 10.4(II) below (as applicable). Such policies shall be for a term of at least one (1) year, or the length of the remaining term of this Lease, whichever is less.

10.3.1    Commercial General Liability Insurance, including Broad Form contractual liability covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) based upon or arising out of Tenant's operations, occupancy or maintenance of the Project and all areas appurtenant thereto. Such insurance shall be written on an "occurrence" basis. Landlord and any other party the Landlord so specifies that has a material financial interest in the Project, including Landlord's managing agent, ground lessor and/or lender, if any, shall be named as additional insureds as their interests may appear using Insurance Service Organization's form CG2011 or a comparable form approved by Landlord. Tenant shall provide an endorsement or policy excerpt showing that Tenant's coverage is primary and any insurance carried by Landlord shall be excess and non-contributing. The coverage shall also be extended to include damage caused by heat, smoke or fumes from a hostile fire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations. This policy shall include coverage for all liabilities assumed under this Lease as an insured contract for the performance of all of Tenant's indemnity obligations under this Lease. The limits of said insurance shall not, however, limit the liability of Tenant nor relieve Tenant of any obligation hereunder. Limits of liability insurance shall not be less than the following; provided, however, such limits may be achieved through the use of an Umbrella/Excess Policy:

Bodily Injury and Property Damage Liability

Personal Injury and Advertising Liability

Tenant Legal Liability/Damage to Rented Premises Liability

$5,000,000 each occurrence

$5,000,000 each occurrence

$2,000,000

10.3.2    Property Insurance covering (i) all office furniture, personal property, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant's business personal property on the Premises installed by, for, or at the expense of Tenant, (ii) the Improvements, and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building) (the "Original Improvements"), and (iii) all Alterations performed in the Premises. Such insurance shall be written on a Special Form basis, for the full replacement cost value (subject to reasonable deductible amounts), without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for (a) all perils included in the CP 10 30 04 02 Coverage Special Form, and (b) water damage from any cause whatsoever, including, but not limited to, sprinkler leakage, bursting, leaking or stoppage of any pipes, explosion, and backup or overflow from sewers or drains.

10.3.2.1    Increase in Project's Property Insurance. Tenant shall pay for any increase in the premiums for the property insurance of the Project if said increase is caused by Tenant's acts, omissions, use or occupancy of the Premises.

10.3.2.2    Property Damage. Tenant shall use the proceeds from any such insurance for the replacement of personal property, trade fixtures, Improvements, Original Improvements and Alterations.

10.3.2.3    No Representation of Adequate Coverage. Landlord makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Tenant's property, business operations or obligations under this Lease.

10.3.2.4    Property Insurance Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by insurance carriers to the extent above provided (and, in the case of Tenant, by an insurance carrier satisfying the requirements of Section 10.4(i) below), and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder or otherwise carried. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers. Landlord and Tenant hereby represent and warrant that their respective "all risk" property insurance policies include a waiver of (i) subrogation by the insurers, and (ii) all rights based upon an assignment from its insured, against Landlord and/or any of the Landlord Parties or Tenant and/or any of the Tenant Parties (as the case may be) in connection with any property loss risk thereby insured against. Tenant will cause all subtenants and licensees of the Premises claiming by, under, or through Tenant to execute and deliver to Landlord a waiver of claims similar to the waiver in this Section 10.3.2.4 and to obtain such waiver of subrogation rights endorsements. If either party hereto fails to maintain the waivers set forth in items (i) and (ii) above, the party not maintaining the requisite waivers shall indemnify, defend, protect, and hold harmless the other party for, from and against any and all claims, losses, costs, damages, expenses and liabilities (including, without limitation, court costs and reasonable attorneys' fees) arising out of, resulting from, or relating to, such failure.

10.3.3    Business Income Interruption for one year (1) plus Extra Expense insurance in such amounts as will reimburse Tenant for actual direct or indirect loss of earnings attributable to the risks outlined in Section 10.3.2 above.

10.3.4    Worker's Compensation or other similar insurance pursuant to all applicable state and local statutes and regulations, and Employer's Liability with minimum limits of not less than $1,000,000 each accident/employee/disease.

10.3.5    Commercial Automobile Liability Insurance covering all Owned (if any), Hired, or Non-owned vehicles with limits not less than $1,000,000 combined single limit for bodily injury and property damage.

10.4    Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) be issued by an insurance company having an AM Best rating of not less than A-VIII (or to the extent AM Best ratings are no longer available, then a similar rating from another comparable rating agency), or which is otherwise acceptable to Landlord and licensed to do business in the State of California, (ii) be in form and content reasonably acceptable to Landlord and complying with the requirements of Section 10.3 (including, Sections 10.3.1 through 10.3.5), and (iii) Tenant shall not do or permit to be done anything which invalidates the required insurance policies. Tenant hereby covenants that in the event of any non-renewal or cancellation of the policies of insurance required herein, Tenant shall provide Landlord with notice of such cancellation immediately upon Tenant's first becoming aware of such cancellation or non-renewal. Tenant shall deliver said policy or policies or certificates thereof and applicable endorsements which meet the requirements of this Article 10 to Landlord on or before (I) the earlier to occur of:
(x) the Lease Commencement Date, and (y) the date Tenant and/or its employees, contractors and/or agents first enter the Premises for occupancy, construction of improvements, alterations, or any other move-in activities, and (II) five (5) business days after the renewal of such policies. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificates and applicable endorsements, Landlord may, at its option, after written notice to Tenant and Tenant's failure to obtain such insurance within five (5) days thereafter, procure such policies for the account of Tenant and the sole benefit of Landlord, and the cost thereof shall be paid to Landlord after delivery to Tenant of bills therefor.

10.5    Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably requested by Landlord; provided, however, such increases shall not occur more than once every five (5) years, nor during the first five (5) years of the initial Lease Term.

10.6    Third-Party Contractors. Tenant shall obtain and deliver to Landlord, Third Party Contractor's certificates of insurance and applicable endorsements at least seven (7) business days prior to the commencement of work in or about the Premises by any general contractor or mechanical, electrical or plumbing sub-contractors (collectively, a "Third Party Contractor"). All such insurance shall (a) name Landlord as an additional insured under such party's liability policies as required by Section 10.3.1 above and this Section 10.6, (b) provide a waiver of subrogation in favor of Landlord under such Third Party Contractor's commercial general liability insurance, (c) be primary and any insurance carried by Landlord shall be excess and non-

contributing, and (d) comply with Landlord's commercially reasonable insurance requirements consistent with the terms of this Article 10.

10.7    Landlord's Fire, Casualty, and Liability Insurance. Landlord shall, from the Phase I Delivery Date and continuing until the Lease Expiration Date, maintain in effect the following insurance: (i) physical damage insurance (including a rental loss endorsement) providing coverage in the event of fire, vandalism, malicious mischief and all other risks normally covered under "special form" policies in the geographical area of the Project, covering the Building (excluding, at Landlord's option, the property required to be insured by Tenant pursuant to Section 10.3, above) in an amount not less than one hundred percent (100%) of the full replacementvalue (less reasonable deductibles) of the Project, together with such other risks as Landlord may from time to time determine (provided however, that Landlord shall have the right, but not the obligation, to obtain earthquake and/or flood insurance); (ii) commercial general liability insurance, including a Commercial Broad Form Endorsement or the equivalent in the amount of at least Five Million Dollars ($5,000,000.00), against claims of bodily injury, personal injury or property damage arising out of Landlord's operations, assumed liabilities (including the liabilities assumed by Landlord under this Lease), contractual liabilities, or use of the Project; and
(iii) workers' compensation insurance as required by law. Such coverages may be carried under blanket and/or umbrella policies.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1    Repair of Damage to Premises by Landlord. If the Base Building or any Common Areas serving or providing access to the Premises shall be damaged by a fire or any other casualty (collectively, a "Casualty"), Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 11, restore the Base Building and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the Casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Tenant shall promptly notify Landlord upon the occurrence of any damage to the Premises resulting from a Casualty, and Tenant shall promptly inform its insurance carrier of any such damage. Upon notice (the "Landlord Repair Notice") to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under Section 10.3.2 (ii) and (iii) of this Lease, and Landlord shall repair any injury or damage to the Improvements and the Original Improvements installed in the Premises and shall return such Improvements and the Original Improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord's commencement of repair of the damage. In the event that Landlord does not deliver the Landlord Repair Notice within sixty (60) days following the date the Casualty becomes known to Landlord, Tenant shall, at its sole cost and expense, repair any injury or damage to the Improvements and the Original Improvements installed in the Premises and shall return such Improvements and Original Improvements to their original condition. Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord's review and reasonable approval, all plans, specifications and working drawings relating thereto, and Landlord shall reasonably select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof; provided however, that if such Casualty shall have damaged the Premises or Common Areas necessary to Tenant's occupancy, and the Premises is not occupied by Tenant as a result thereof, then during the time and to the extent the Premises is unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises. In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant's right to rent abatement pursuant to the preceding sentence shall terminate as of the date which is reasonably determined by Landlord to be the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith.

11.2    Landlord's Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by Casualty, whether or not the Premises is affected, and one or more of the following conditions is present: (i) in Landlord's reasonable judgment, repairs cannot reasonably be completed within two hundred seventy (270) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered by Landlord's insurance policies (excluding deductible amounts); or (iv) the damage occurs during the last twelve (12) months of the Lease Term and cannot be repaired within sixty
(60) days; provided, however, that if the Premises and/or access thereto are materially damaged by Casualty, and Landlord does not elect to terminate this Lease pursuant to Landlord's termination right as provided above, and either the repairs cannot be completed within two hundred seventy
(270) days after the date of discovery of the damage or the damage occurs during the last twelve
(12) months of the Lease Term, Tenant may elect, not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be more than sixty (60) days after the date such notice is given by Tenant. Furthermore, if neither Landlord nor Tenant has terminated this Lease, and the repairs are not actually completed within sixty (60) days of the date that Landlord originally estimated for completion in "Landlord's Repair Estimate Notice" (as that term is defined hereinbelow), then Tenant shall have the right to terminate this Lease during the first five (5) business days of each calendar month following the end of such period until such time as the repairs are complete, by notice to Landlord (the "Damage Termination Notice"), effective as of a date set forth in the Damage Termination Notice (the "Damage Termination Date"), which Damage Termination Date shall not be less than ten (10) business days following the end of each such month. Notwithstanding the foregoing, if Tenant delivers a Damage Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Damage Termination Date for a period ending thirty (30) days after the Damage Termination Date set forth in the Damage Termination Notice by delivering to Tenant, within five (5) business days of Landlord's receipt of the Damage Termination Notice, a certificate of Landlord's contractor responsible for the repair of the damage certifying that it is such contractor's good faith judgment that the repairs shall be substantially completed within thirty (30) days after the Damage Termination Date. If repairs shall be substantially completed prior to the expiration of such thirty-day period, then the Damage Termination Notice shall be of no force or effect, but if the repairs shall not be substantially completed within such thirty-day period, then this Lease shall terminate upon the expiration of such thirty-day period. At any time, from time to time, after the date occurring sixty (60) days after the date of the damage, Tenant may request that Landlord inform Tenant of Landlord's reasonable opinion of the date of completion of the repairs and Landlord shall respond to such request within five (5) business days ("Landlord's Repair Estimate Notice"). Notwithstanding the provisions of this Section 11.2, Tenant shall have the right to terminate this Lease under this Section 11.2 only if each of the following conditions is satisfied: (a) the damage to the Project by Casualty was not caused by the gross negligence or intentional act of Tenant or its partners or subpartners and their respective officers, agents, servants, employees, and independent contractors; (b) Tenant is not then in default under this Lease beyond any applicable notice and cure period; (c) as a result of the damage, Tenant cannot reasonably conduct business from the Premises; and, (d) as a result of the damage to the Project, Tenant does not occupy or use the Premises at all. In the event this Lease is terminated in accordance with the terms of this Section 11.2, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under items (ii) and
(iii) of Section 10.3.2(ii) and (iii) of this Lease.

11.3    Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord's right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant's right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 13

CONDEMNATION

If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with anysuch temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1    Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as "Transfers" and any person or entity to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee"). If Tenant desires Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include (i) the proposedeffective date of the Transfer, which shall not be less than fifteen (15) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the "Transfer Premium", as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, and (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Subject Space and (v) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E. Any Transfer made without Landlord's prior written consent shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any particular, proposed Transfer, Tenant shall pay Landlord's review and processing fees (not to exceed Five Hundred Dollars ($500.00), as well as any reasonable professional fees (including, without limitation, attorneys', accountants', architects', engineers' and consultants' fees, but not in excess of Two Thousand Dollars ($2,000.00) in the aggregate) incurred by Landlord, within thirty (30) days after written request by Landlord.

14.2    Landlord's Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice, and shall grant or withhold its consent within twenty (20) days following Landlord's receipt of a complete Transfer Notice. If Landlord fails to respond within such twenty (20) day period, then Tenant may send Landlord a reminder notice setting forth such failure containing the following sentence at the top of such notice in bold, capitalized font at least twelve (12) points in size: "LANDLORD'S FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN LANDLORD'S DEEMED APPROVAL OF TENANT'S REQUEST FOR TRANSFER" (the "Transfer Reminder Notice"). Any such Transfer Reminder Notice shall include a complete copy of the Tenant's Transfer Notice. If Landlord fails to respond within five (5) business days after receipt of a Transfer Reminder Notice, then Tenant's Transfer for which Tenant requested Landlord's approval in such Transfer Reminder Notice shall be deemed approved by Landlord. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1    The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

14.2.2    The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3    The Transferee is either a governmental agency or instrumentalitythereof;

14.2.4    To the extent the proposed Transferee is either (i) an assignee or (ii) a sublessee taking in excess of 10,000 rentable square feet of space, such Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

14.2.5    The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease;

14.2.6    The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right); or

14.2.7    Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee,
(i)    occupies space in the Project at the time of the request for consent, or (ii) is negotiating with Landlord to lease space in the Project at such time, or (iii) has negotiated with Landlord during the six (6)-month period immediately preceding the Transfer Notice; provided, however, it shall only be deemed reasonable for Landlord to withhold its consent to a Transfer pursuant to this Section
14.2.7 to the extent Landlord has then-available space in the Project for such proposed Transferee.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord's consent, but not later than the expiration of said six (6)- month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be materially more favorable to the Transferee than the terms set forth in Tenant's original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord's right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayedits consent under this Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a suit for contract damages or declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives the provisions of Section
1995.310 of the California Civil Code, or any successor statute, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.

14.3    Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any "Transfer Premium," as that term is defined in this Section 14.3, received by Tenant from such Transferee. "Transfer Premium" shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any free base rent or other economic concessions reasonably provided to the Transferee, (iii) any brokerage commissions in connection with the Transfer, and (iv) legal fees and costs. "Transfer Premium" shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.

14.4    Landlord's Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, if at any time Tenant desires a determination as to whether or not Landlord intends to exercise its rights under this Section 14.4 in connection with a contemplated Transfer of fifty percent (50%) or more of the Premises for which Landlord’s consent is required, then Tenant may give Landlord notice ("Intention to Transfer Notice") of such contemplated Transfer. The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the "Contemplated Transfer Space"), the contemplated date of commencement of the contemplated Transfer (the

"Contemplated Effective Date"), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to notify Tenant whether Landlord will elect to recapture the Contemplated Transfer Space for the term set forth in the Intention to Transfer Notice. In the event Tenant delivers an Intention to Transfer Notice to Landlord, Landlord shall have the option, by giving written notice (the "Recapture Notice") to Tenant within twenty (20) days after receipt of such Intention to Transfer Notice, to recapture the Contemplated Transfer Space. Such Recapture Notice shall cancel and terminate this Lease with respect to the Contemplated Transfer Space as of the effective date proposed in the Intention to Transfer Notice. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Contemplated Transfer Space, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. Notwithstanding the foregoing sentence, however, if Landlord delivers a Recapture Notice to Tenant, Tenant may, within ten (10) business days after Tenant's receipt of such Recapture Notice, deliver written notice to Landlord indicating that Tenant is rescinding its request for consent to the proposed Transfer, in which case such Transfer shall not be consummated and this Lease shall remain in full force and effect as to the portion of the Premises that was the subject of the proposed Transfer. If Landlord declines, or fails to elect in a timely manner to recapture the Contemplated Transfer Space under this Section 14.4, then, subject to the other terms of this Article 14, for a period of nine (9) months (the "Nine Month Period") commencing on the last day of such twenty (20) day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer made during the Nine Month Period, provided that any such Transfer is substantially on the terms set forth in the Intention to Transfer Notice, and provided further that any such Transfer shall be subject to the remaining terms of this Article 14. If such a Transfer is not so consummated within the Nine Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Nine Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Section 14.4. The foregoing recapture right shall not be applicable with respect to a transfer to a Permitted Transferee, as that term is defined below in Section 14.8.

14.5    Effect of Transfer. If Landlord consents to a Transfer, (i) the TCCs of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord's request a complete statement, certified by an independent certified public accountant, or Tenant's chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. Landlord or its authorized representatives shall have the right at all reasonable times upon at least fifteen (15) days' prior notice to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty
(30) days after demand, pay the deficiency, and if understated by more than five percent (5%), Tenant shall pay Landlord's actual and reasonable costs of such audit.

14.6    Additional Transfers. For purposes of this Lease, the term "Transfer" shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of more than fifty percent (50%) or more of the partners, or transfer of more than fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of more than fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of more than fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period.

14.7    Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default under this Lease beyond any applicable notice and cure period, Landlord is hereby irrevocably authorized, as Tenant's agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant's obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord's enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord's right to enforce any term of this Lease against Tenant or any other person. If Tenant's obligations hereunder have been guaranteed, Landlord's consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8    Deemed Consent Transfers. Notwithstanding anything to the contrary contained in this Lease, (A) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant), (B) a sale of corporate shares of capital stock in Tenant in connection with an initial public offering of Tenant's stock on a nationally-recognized stock exchange or for financing purposes (such as a Series A financing), (C) an assignment of the Lease to an entity which acquires all or substantially all of the stock or assets of Tenant (such an acquisition shall be deemed to consist of "substantially all" of the stock or assets to the extent the acquiring entity acquires a controlling interest of Tenant's stock), or (D) an assignment of the Lease to an entity which is the resulting entity of a merger or consolidation of Tenant during the Lease Term, shall not be deemed a Transfer requiring Landlord's consent under this Article 14 (any such assignee or sublessee described in items (A) through (D) of this Section 14.8 hereinafter referred to as a "Permitted Transferee"), provided that (i) Tenant notifies Landlord at least ten (10) days prior to the effective date of any such assignment or sublease (or within ten (10) days thereafter if prior notice is prohibited by Applicable Law or confidentiality obligations) and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or Permitted Transferee as set forth above, (ii) Tenant is not in default, beyond the applicable notice and cure period, and such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease,
(iii) such Permitted Transferee shall be of a character and reputation consistent with the quality of the Building, (iv) such Permitted Transferee shall have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles ("Net Worth") at least equal to the Net Worth of Tenant on the day immediately preceding the effective date of such assignment or sublease, (v) no assignment or sublease relating to this Lease, whether with or without Landlord's consent, shall relieve Tenant from any liability under this Lease, and
(vi) the liability of such Permitted Transferee under either an assignment or sublease shall be joint and several with Tenant. An assignee of Tenant's entire interest in this Lease who qualifies as a Permitted Transferee may also be referred to herein as a "Permitted Transferee Assignee." "Control," as used in this Section 14.8, shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND      REMOVAL OF TRADE FIXTURES

15.1    Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery

Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2    Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, in addition to Tenant's obligations under Section 29.32, below, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, server and telephone equipment, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term with the express written consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate of one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. If Tenant holds over after the expiration of the Lease Term without the express written consent of Landlord, such tenancy shall be a tenancy at sufferance, and shall not constitute a renewal hereof or an extension for any further term, and in such case daily damages in any action to recover possession of the Premises shall be calculated at a daily rate equal to one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease (calculated on a per diem basis). Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to vacate and deliver possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant holds over without Landlord's express written consent, and tenders payment of rent for any period beyond the expiration of the Lease Term by way of check (whether directly to Landlord, its agents, or to a lock box) or wire transfer, Tenant acknowledges and agrees that the cashing of such check or acceptance of such wire shall be considered inadvertent and not be construed as creating a month-to-month tenancy, provided Landlord refunds such payment to Tenant promptly upon learning that such check has been cashed or wire transfer received. Tenant acknowledges that any holding over without Landlord’s express written consent may compromise or otherwise affect Landlord's ability to enter into new leases with prospective tenants regarding the Premises. Therefore, if Tenant fails to vacate and deliver the Premises within thirty (30) days following the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from and against all claims made by any succeeding tenant founded upon such failure to vacate and deliver, and any losses suffered by Landlord, including lost profits, resulting from such failure to vacate and deliver. Tenant agrees that any proceedings necessary to recover possession of the Premises, whether before or after expiration of the Lease Term, shall be considered an action to enforce the terms of this Lease for purposes of the awarding of any attorney’s fees in connection therewith.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by

Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other commercially reasonable form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord's mortgagee or prospective mortgagee. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. At any time during the Lease Term (but not more than once in any calendar year unless in connection with the sale or proposed sale, or the financing/refinancing, of the Project or any portion thereof), Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. Prior to receiving any financial statements, Landlord shall execute and deliver to Tenant a commercially reasonable confidentiality agreement.

ARTICLE 18

SUBORDINATION

As of the date of this Lease, there are no ground or underlying leases, nor any mortgage, trust deed or other like encumbrances in force against the Building or Project. This Lease shall be subject and subordinate to all future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto, provided Tenant's occupancy shall not be disturbed so long as Tenant is not in default under the Lease beyond any applicable notice and cure period. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant's occupancy, so long as Tenant timely pays the rent and observes and performs the TCCs of this Lease to be observed and performed by Tenant. Landlord's interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

ARTICLE 19

DEFAULTS; REMEDIES

19.1    Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1    Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within five (5) business days after notice; or

19.1.2    Except where a specific time period is otherwise set forth for Tenant's performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default, but in no event exceeding a period of time in excess of sixty (60) days after written notice thereof from Landlord to Tenant; or

19.1.3    To the extent permitted by law, (i) Tenant or any guarantor of this Lease being placed into receivership or conservatorship, or becoming subject to similar proceedings under Federal or State law, or (ii) a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or (iii) the taking of any corporate action in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under an insolvency or bankruptcy law, or (iv) the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of such a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or (v) the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or (vi) any execution or other judicially authorized seizure of all or substantially all of Tenant's assets located upon the Premises or of Tenant's interest in this Lease, unless such seizure is discharged within thirty (30) days; or

Law; or
19.1.4
Abandonment of the Premises by Tenant in accordance with    Applicable

19.1.5    The failure byTenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than two (2) business days after notice from Landlord; or

19.1.6    Tenant's failure to occupy the Premises within sixty (60) days after the Lease Commencement Date.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

19.2    Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1    Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages therefor; and Landlord may recover from Tenant the following:

(a)    The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(b)    The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c)    The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(d)    Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(e)    At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term "rent" as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(a) and (b), above, the "worth at the time of award" shall be computed by allowing interest at the Interest Rate. As used in Section 19.2.1(c), above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2    Landlord shall have the remedy described in California Civil Code Section
1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3    Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements. In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4    Form of Payment After Default. Following the occurrence of an event of default by Tenant, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord hereunder, whether to cure the default in question or otherwise, be paid in the form of cash, money order, cashier's or certified check drawn on an institution acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.

19.5    Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord's interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant's right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

19.6    Landlord Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord's failure to perform; provided, however, if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity. Any award from a court or arbitrator in favor of Tenant requiring payment by Landlord which is not paid by Landlord within the time period directed by such award, may be offset by Tenant from Rent next due and payable under this Lease; provided, however, Tenant may not deduct the amount of the award against more than fifty percent (50%) of Base Rent next due and owing (until such time as the entire amount of such judgment is deducted) to the extent following a foreclosure or a deed-in-lieu of foreclosure.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other TCCs, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the TCCs, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

INTENTIONALLY OMITTED

ARTICLE 22

LETTER OF CREDIT

22.1    Delivery of Letter of Credit. [No longer applicable]

ARTICLE 23

SIGNS

23.1    Full Floors. Subject to Landlord's prior written approval, in its reasonable discretion, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, if the Premises comprise an entire floor of the Building, at its sole cost and expense, may install identification signage anywhere in the Premises including in the elevator lobby of the Premises, provided that such signs must not be visible from the exterior of the Building.

23.2    Multi-Tenant Floors. If other tenants occupy space on the floor on which the Premises is located, Tenant's identifying signage shall be provided by Landlord, at Landlord's cost, and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord's Building standard signage program.

23.3    Building Directory. A building directory is located in the lobby of the Building. Tenant shall have the right, Landlord's sole cost and expense, to designate one (1) name strip on such directory, and any subsequent changes to Tenant's name strip shall be at Tenant's sole cost and expense following Tenant's receipt of Landlord's consent thereto (which consent may be withheld in Landlord's sole and absolute discretion).

23.4    Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Project or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.

23.5    Tenant's Signage. Tenant shall be entitled to install (i) as of the Phase I Delivery Date, (a) one (1) non-exclusive Building-top sign identifying Tenant's name or logo located in a location mutually agreeable by Landlord and Tenant, and (b) non-exclusive monument signage consisting of one (1) slot identifying Tenant's name or logo on such monument sign in the position to be mutually agreed to by Landlord and Tenant, and (ii) as of the Phase II Delivery Date, a second (2nd) Building-top sign identifying Tenant's name or logo located in a location mutually agreeable by Landlord and Tenant (collectively, the "Tenant's Signage"). Notwithstanding the foregoing, effective as of the Phase II Delivery Date, Tenant's rights to monument signage and Building-top signage shall be exclusive.

23.5.1    Tenant's Signage Specifications and Permits. Tenant's Signage shall set forth Tenant's name or logo as determined by Tenant; provided, however, in no event shall Tenant's Signage include an "Objectionable Name or Logo," as that term is defined in Section 23.5.2, of this Lease. The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location of Tenant's Signage (collectively, the "Sign Specifications") shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be consistent and compatible with the quality and nature of the Project and the exterior Building signage of other tenants of the Building. In addition, Tenant's Signage shall be subject to Tenant's receipt of all required governmental permits and approvals and shall be subject to all Applicable Law and to any covenants, conditions and restrictions affecting the Project. Landlord shall use commercially reasonable efforts to assist Tenant in obtaining all necessary governmental permits and approvals for Tenant's Signage. Tenant hereby acknowledges that, notwithstanding Landlord's approval of Tenant's Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for Tenant's Signage. In the event Tenant does not receive the necessary governmental approvals and permits for Tenant's Signage, Tenant's and Landlord's rights and obligations under the remaining TCCs of this Lease shall be unaffected.

23.5.2    Objectionable Name or Logo. In no event shall Tenant's Signage include, identify or otherwise refer to a name and/or logo which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of a Comparable

Building (an "Objectionable Name or Logo"). The parties hereby agree that the name "Seismic Software, Inc." or any reasonable derivation thereof, shall not be deemed an Objectionable Name or Logo.

23.5.3    Termination of Right to Tenant's Signage. The rights contained in this Section 23.5 may only be exercised by Original Tenant or its Permitted Transferee Assignee (and not any other assignee or any sublessee or other transferee of the Original Tenant's interest in this Lease) if the Original Tenant and/or its Permitted Transferee Assignee is in occupancy of the entire Premises.

23.5.4    Cost and Maintenance of Tenant's Signage. The costs of the actual sign comprising Tenant's Signage and the installation, design, construction, and any and all other costs associated with Tenant's Signage, including, without limitation, utility charges and hook-up fees, permits, and maintenance and repairs, shall be the sole responsibility of Tenant, at Tenant's sole cost and expense. Should Tenant's Signage require repairs and/or maintenance, as determined in Landlord's reasonable judgment, Landlord shall cause such repairs and/or maintenance to be performed, and Tenant shall pay Landlord upon demand the cost of the same as Additional Rent. Upon the expiration or earlier termination of this Lease (or within five (5) business days following Tenant's receipt of written notice from Landlord that Tenant's rights to such Tenant's Signage have terminated as a result of a Tenant default under this Lease or Tenant's failure to satisfy the occupancy requirement, as set forth in Section 23.5.3 above), Tenant shall, at Tenant's sole cost and expense, cause Tenant's Signage to be removed and shall cause the area in which such Tenant's Signage was located to be restored to the condition existing immediately prior to the installation of such Tenant's Signage. If Tenant fails to timely remove such Tenant's Signage or to restore the areas in which such Tenant's Signage was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all costs incurred by Landlord in so performing shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant's receipt of an invoice therefor. The TCCs of this Section 23.5.4 shall survive the expiration or earlier termination of this Lease.

ARTICLE 24

COMPLIANCE WITH LAW

Landlord shall comply with all Applicable Laws relating to the Base Building, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord's failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant's employees or create a significant health hazard for Tenant's employees. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent not prohibited by the terms of Section 4.2.4 above. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated, including, without limitation, any such governmental regulations related to disabled access (collectively, "Applicable Laws"). At its sole cost and expense, Tenant shall promptly comply with all Applicable Laws (including the making of any alterations to the Premises required by Applicable Laws) which relate to (i) Tenant's use of the Premises, (ii) the Alterations or the Improvements in the Premises, or (iii) the Base Building, but, as to the Base Building, only to the extent such obligations are triggered by Tenant's Alterations, the Improvements, or use of the Premises for non-general office use. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee when due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any attorneys' fees incurred by Landlord by reason of Tenant's failure to pay Rent and/or other charges when due hereunder; provided, however, with regard to the first such failure in any twelve (12) month period, Landlord will waive such late charge to the extent Tenant cures such failure within five (5) business days following Tenant's receipt of written notice from Landlord that the same was not received when due. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at the "Interest Rate." For purposes of this Lease, the "Interest Rate" shall be an annual rate equal to the lesser of (i) the annual "Bank Prime Loan" rate cited in the Federal Reserve Statistical Release Publication H.15(519), published weekly (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published), plus four (4) percentage points, and (ii) the highest rate permitted by applicable law.

ARTICLE 26

LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1    Landlord's Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant's part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2    Tenant's Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurredby Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant's obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term; provided, however, to the extent such default results in a dispute between the parties, the terms of Section 29.21 below shall control, rather than the foregoing subsection (iii).

ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times (during Building Hours with respect to items (i) and (ii) below) and upon at least twenty-four (24) hours prior notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers, or during the last twelve (12) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building's systems and equipment. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) take possession due to any breach of this Lease in the manner provided herein; and
(C) perform any covenants of Tenant which Tenant fails to perform. Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes; provided, however, except for
(x) emergencies, (y) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, or (z) repairs which are the obligation of Tenant hereunder, any such entry shall be performed in a manner so as not to unreasonably interfere with Tenant's use of the Premises and shall be performed after normal business hours if reasonably practical. With respect to items (y) and (z) above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant's use of, or access to, the Premises. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant's vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein. In connection with any such entry to the Premises, Landlord shall comply with Tenant's reasonably established security measures previously communicated to Landlord in writing.

ARTICLE 28

TENANT PARKING; BICYCLES

28.1    Tenant Parking. Tenant shall be entitled to use commencing on Phase I Delivery Date or Phase II Delivery Date, as applicable, the amount of unreserved parking passes set forth in Section 8 of the Summary, which parking passes shall pertain to the Project parking facilities. Tenant, upon notice to Landlord prior to the Phase II Lease Commencement Date, may convert, at no additional charge, up to [No longer applicable] of such unreserved parking passes to reserved parking passes pertaining to the underground parking facilities of the adjacent building. Notwithstanding the foregoing, Landlord shall cause the number parking spaces within the Project parking facilities that pertain to Tenant's passes to be designated as reserved for exclusive use by Tenant. Tenant's unreserved parking passes shall be without charge for the Lease Term (excepting only any parking taxes or other charges imposed by governmental authorities in connection with the use of such parking [as more particularly contemplated below]). Subject to availability, as determined in Landlord's reasonable discretion, Tenant may rent additional unreserved parking passes, on a month-to-month basis, in excess of the amount set forth in Section 8 of the Summary, and shall pay to Landlord the prevailing parking rates charged by Landlord for such additional parking passes. Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the use of such parking passes by Tenant or the use of the parking facility by Tenant. Tenant's continued right to use the parking passes is conditioned upon Tenant abiding by all reasonable rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by Landlord, Tenant's cooperation in seeing that Tenant's employees and visitors also comply with such rules and regulations and Tenant not being in default under this Lease. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements so long as the number of Tenant's parking passes is not materially reduced and Tenant's access to the Project parking facilities is not materially impaired. Upon notice from Tenant to Landlord, Landlord shall cooperate with Tenant regarding instituting valet assisted parking, tandem parking stalls, "stack" parking, or other parking program within the Project parking facility, the cost of which shall be included in Operating Expenses, or if Tenant is the only user of such program, then Landlord may charge Tenant directly (payable within thirty
(30) days of request) for the costs of such parking program. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking passes granted to Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant's own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant separate and apart from this Lease without Landlord's prior approval. Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking.

28.2    Electrical Vehicle Charging Stations. Landlord shall install four (4) dual electric vehicle charging stations in the Project, at a location determined by Landlord in its reasonable discretion, the installation of which shall be at Landlord's sole cost and expense, prior to the Phase I Lease Commencement Date. Tenant shall have the exclusive right to use (without additional charge, excepting only the cost of electricity to be paid pursuant to Section 6.1.2, above) such charging stations throughout the Lease Term, and Tenant shall pay to Landlord the cost of any such electricity it uses for such charging stations.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1    Terms; Captions. The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2    Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3    No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises is temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease.

29.4    Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) business days following the request therefor.

29.5    Transfer of Landlord's Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any security deposit, and Tenant shall attorn to such transferee. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

29.6    Prohibition Against Recording or Publication. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded or otherwise published by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7    Landlord's Title. Landlord's title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8    Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9    Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant's designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10    Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11    Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12    No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto. Tenant agrees that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the physical condition of the Building, the Project, the land upon which the Building or the Project are located, or the Premises, or the expenses of operation of the Premises, the Building or the Project, or any other matter or thing affecting or related to the Premises, except as herein expressly set forth in the provisions of this Lease.

29.13    Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord's operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the net interest of Landlord in the Building and any rent, income or proceeds therefrom (following payment of any outstanding liens and/or mortgages, whether attributable to sales or insurance proceeds or otherwise). Neither Landlord, nor any of the Landlord Parties shall have anypersonal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord's and the Landlord Parties' present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord's obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

29.14    Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties' entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto (including, without limitation, any confidentiality agreement, letter of intent, request for proposal, or similar agreement previously entered into between Landlord and Tenant in anticipation of this Lease) or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15    Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16    Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and except as to Tenant's obligations under Articles 5 and 24 of this Lease (collectively, a "Force Majeure"), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure.

29.17    Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease.

29.18    Notices. All notices, demands, statements or communications (collectively, "Notices") given or required to be given by either party to the other hereunder shall be in writing, shall be (A) delivered by a nationally recognized overnight courier, or (B) delivered personally. Any such Notice shall be delivered (i) to Tenant at the appropriate address set forth in Section 9 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 10 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date of receipted delivery, of refusal to accept delivery, or when delivery is first attempted but cannot be made due to a change of address for which no Notice was given. If Tenant is notified of the identity and address of Landlord's mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant's exercising any remedy available to Tenant. The party delivering Notice shall use commercially reasonable efforts to provide a courtesy copy of each such Notice to the receiving party via electronic mail.

29.19    Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20    Authority. If Tenant is a corporation, trust or partnership, Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf ofTenant is authorized to do so. In such event, Tenant shall, within ten (10) days after execution of this Lease, deliver to Landlord satisfactory evidence of such authority and, if a corporation, upon demand by Landlord, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant's state of incorporation and (ii) qualification to do business in California. Landlord hereby represents and warrants that Landlord is a duly formed and existing entity qualified to do business in California and that Landlord has full right and authority to execute and deliver this Lease and that each person signing on behalf of Landlord is authorized to do so.

29.21    Attorneys' Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.22    Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

29.23    Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24    Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 11 of the Summary (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Landlord shall pay the Brokers pursuant to the terms of separate commission agreements. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.

29.25    Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

29.26    Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord's sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

29.27    Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

29.28    Confidentiality. Tenant acknowledges that the economic or material non- economic content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant's financial, legal, and space planning consultants, agents or prospective transferees.

29.29    Transportation Management. Tenant shall fully comply with all present or future programs mandated by a governmental authority intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

29.30    Building Renovations. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Work Letter. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the "Renovations") the Project, the Building and/or the Premises including without limitation the parking facilities, common areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) installing sprinklers in the Building common areas and tenant spaces, (ii) modifying the common areas and tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (iii) installing new floor covering, lighting, and wall coverings in the Building common areas, and in connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord's actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant's business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant's personal property or improvements resulting from the Renovations or Landlord's actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord's actions. Landlord shall use commercially reasonable efforts to perform any such Renovations in a manner designed to minimize interference with Tenant’s use of and access to the Premises.

29.31    No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and costs, arising from Tenant's breach of this warranty and representation. Landlord hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Landlord to be in violation of any agreement, instrument, contract, law, rule or regulation by which Landlord is bound, and Landlord shall protect, defend, indemnify and hold Tenant harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and costs, arising from Landlord's breach of this warranty and representation.

29.32    Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the "Lines") at the Project in or serving the Premises, provided that (i) Tenant shall obtain Landlord's prior written consent, use Landlord's designated contractor for provision of cabling and riser management services (or, if Landlord does not have a designated contractor, then an experienced and qualified contractor reasonably approved in writing by Landlord), and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord's reasonable opinion, (iii) the Lines therefor (including riser cables) shall be
(x)    appropriately insulated to prevent excessive electromagnetic fields or radiation, (y) surrounded by a protective conduit reasonably acceptable to Landlord, and (z) identified in accordance with the "Identification Requirements," as that term is set forth hereinbelow, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, and (v) Tenant shall pay all costs in connection therewith. All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant's name, suite number, telephone number and the name of the person to contact in the case of an emergency
(A)    every four feet (4') outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines' termination point(s) (collectively, the "Identification Requirements"). Upon the expiration of the Lease Term, or immediately following any earlier termination of this Lease, Tenant shall, at Tenant's sole cost and expense, remove all Lines installed by Tenant, and repair any damage caused by such removal. In the event that Tenant fails to complete such removal and/or fails to repair any damage caused by the removal of any Lines, Landlord may do so and may charge the cost thereof to Tenant. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time (1) are in violation of any Applicable Laws, (2) are inconsistent with then-existing industry standards (such as the standards promulgated by the National Fire Protection Association (e.g., such organization's "2002 National Electrical Code")), or (3) otherwise represent a dangerous or potentially dangerous condition. Upon written request by Tenant, Landlord shall grant upon commercially reasonable terms, a license coterminous with the Lease Term to one or more reputable telecommunications utility provider(s) designated by Tenant (any such utility, an "Approved Fiber Provider"), to permit any such Approved Fiber Provider: (a) to bring such Approved Fiber Provider's conduit and fiber into the Building from locations outside the Building, (b) to provide connectivity from the Building's Main Point of Entry ("MPOE") to the Premises and (c) to permit any such Approved Fiber Provider to maintain and operate such conduit and fiber in the Premises and Building. Tenant shall be granted a license coterminous with the Lease Term to locate telecommunications equipment in the MPOE.

29.33    Hazardous Substances.

29.33.1    Definitions. For purposes of this Lease, the following definitions shall apply: "Hazardous Material(s)" shall mean any solid, liquid or gaseous substance or material that is described or characterized as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or any matter that in certain specified quantities would be injurious to the public health or welfare, or words of similar import, in any of the "Environmental Laws," as that term is defined below, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, nuclear or radioactive matter, medical waste, soot, vapors, fumes, acids, alkalis, chemicals, microbial matters (such as molds, fungi or other bacterial matters), biological agents and chemicals which may cause adverse health effects, including but not limited to, cancers and /or toxicity. "Environmental Laws" shall mean any and all federal, state, local or quasi-governmental laws (whether under common law, statute or otherwise), ordinances, decrees, codes, rulings, awards, rules, regulations or guidance or policy documents now or hereafter enacted or promulgated and as amended from time to time, in any way relating to (i) the protection of the environment, the health and safety of persons (including employees), property or the public welfare from actual or potential release, discharge, escape or emission (whether past or present) of any Hazardous Materials or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.

29.33.2    Compliance with Environmental Laws. Landlord covenants that during the Lease Term, Landlord shall comply with all Environmental Laws in accordance with, and as required by, the TCCs of Article 24 of this Lease. Tenant represents and warrants that, except as herein set forth, it will not use, store or dispose of any Hazardous Materials in or on the Premises. However, notwithstanding the preceding sentence, Landlord agrees that Tenant may use, store and properly dispose of commonly available household cleaners and chemicals to maintain the Premises and Tenant's routine office operations (such as printer toner and copier toner) (hereinafter the "Permitted Chemicals"). Landlord and Tenant acknowledge that any or all of the Permitted Chemicals described in this paragraph may constitute Hazardous Materials. However, Tenant may use, store and dispose of same, provided that in doing so, Tenant fully complies with all Environmental Laws.

29.33.3    Tenant Hazardous Materials. Tenant will (i) obtain and maintain in full force and effect all Environmental Permits (as defined below) that may be required from time to time under any Environmental Laws applicable to Tenant or the Premises, and (ii) be and remain in compliance with all terms and conditions of all such Environmental Permits and with all other Environmental Laws. "Environmental Permits" means, collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with any Environmental Law. On or before the Lease Commencement Date and on each annual anniversary of the Commencement Date thereafter, as well as at any other time following Tenant's receipt of a reasonable request from Landlord, Tenant agrees to deliver to Landlord a list of all Hazardous Materials anticipated to be used by Tenant in the Premises and the quantities thereof. At any time following Tenant's receipt of a request from Landlord, Tenant shall promptly complete an "environmental questionnaire" using the form then-provided by Landlord. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building and the Project, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials, which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building, and/or the Project or any portion thereof by Tenant and/or any Tenant Parties (such obligation to survive the expiration or sooner termination of this Lease). Nothing in this Lease shall impose any liability on Tenant for any Hazardous Materials in existence on the Premises, Building or Project prior to the Lease Commencement Date or brought onto the Premises, Building or Project after the Lease Commencement Date by any third parties not under Tenant's control.

29.33.4    Landlord's Right of Environmental Audit. Landlord may, upon reasonable notice to Tenant, be granted access to and enter the Premises no more than once annually to perform or cause to have performed an environmental inspection, site assessment or audit. Such environmental inspector or auditor may be chosen by Landlord, in its sole discretion, and be performed at Landlord's sole expense. To the extent that the report prepared upon such inspection, assessment or audit, indicates the presence of Hazardous Materials in violation of Environmental Laws, or provides recommendations or suggestions to prohibit the release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises, or to comply with any Environmental Laws, Tenant shall promptly, at Tenant's sole expense, comply with such recommendations or suggestions, including, but not limited to performing such additional investigative or subsurface investigations or remediation(s) as recommended by such inspector or auditor. Notwithstanding the above, if at any time, Landlord has actual notice or reasonable cause to believe that Tenant has violated, or permitted any violations of any Environmental Law, then Landlord will be entitled to perform its environmental inspection, assessment or audit at any time, notwithstanding the above mentioned annual limitation, and Tenant must reimburse Landlord for the cost or fees incurred for such as Additional Rent.

29.33.5    Indemnifications. Landlord agrees to indemnify, defend, protect andhold harmless the Tenant Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys' fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials to the extent such liability, obligation, damage or costs was a result of actions caused or knowingly permitted by Landlord or a Landlord Party. Tenant agrees to indemnify, defend, protect and hold harmless the Landlord Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys' fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials or breach of any provision of this section, to the extent such liability, obligation, damage or costs was a result of actions caused or permitted by Tenant or a Tenant Party.

29.34    Development of the Project.

29.34.1    Subdivision. Landlord reserves the right to further subdivide all or a portion of the Project. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision.

29.34.2    The Other Improvements. If portions of the Project or property adjacent to the Project (collectively, the "Other Improvements") are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, (iii) for the allocation of a portion of the Direct Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord's right to convey all or any portion of the Project or any other of Landlord's rights described in this Lease.

29.34.3    Construction of Project and Other Improvements. Tenant acknowledges that portions of the Project and/or the Other Improvements may be under construction following Tenant's occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction.

29.35    Water Sensors. Tenant shall, at Tenant's sole cost and expense, be responsible for promptly installing web-enabled wireless water leak sensor devices designed to alert the Tenant on a twenty-four (24) hour seven (7) day per week basis if a water leak is occurring in the Premises (which water sensor device(s) located in the Premises shall be referred to herein as "Water Sensors"). The Water Sensors shall be installed in any areas in the Premises where water is utilized (such as sinks, pipes, faucets, water heaters, coffee machines, ice machines, water dispensers and water fountains), and in locations that may be designated from time to time by Landlord (the "Sensor Areas"). In connection with any Alterations affecting or relating to any Sensor Areas, Landlord may require Water Sensors to be installed or updated in Landlord's sole and absolute discretion. With respect to the installation of any such Water Sensors, Tenant shall obtain Landlord's prior written consent, use an experienced and qualified contractor reasonably designated by Landlord, and comply with all of the other provisions of Article 8 of this Lease. Tenant shall, at Tenant's sole cost and expense, pursuant to Article 7 of this Lease keep any Water Sensors located in the Premises (whether installed by Tenant or someone else) in good working order, repair and condition at all times during the Lease Term and comply with all of the other provisions of Article 7 of this Lease. Notwithstanding any provision to the contrary contained herein, Landlord has neither an obligation to monitor, repair or otherwise maintain the Water Sensors, nor an obligation to respond to any alerts it may receive from the Water Sensors or which may be generated from the Water Sensors. Upon the expiration of the Lease Term, or immediately following any earlier termination of this Lease, Landlord reserves the right to require Tenant, at Tenant's sole cost and expense, to remove all Water Sensors installed by Tenant, and repair any damage caused by such removal; provided, however, if the Landlord does not require the Tenant to remove the Water Sensors as contemplated by the foregoing, then Tenant shall leave the Water Sensors in place together with all necessary user information such that the same may be used by a future occupant of the Premises (e.g., the Water Sensors shall be unblocked and ready for use by a third-party). If Tenant is required to remove the Water Sensors pursuant to the foregoing and Tenant fails to complete such removal and/or fails to repair any damage caused by the removal of any Water Sensors, Landlord may do so and may charge the cost thereof to Tenant.

29.36    No Discrimination. Tenant covenants by and for itself, its heirs, executors, administrators and assigns, and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the following conditions: that there shall be no discrimination against or segregation of any person or group of persons, on account of race, color, creed, sex, religion, marital status, ancestry or national origin in the leasing, subleasing, transferring, use, or enjoyment of the Premises, nor shall Tenant itself, or any person claiming under or through Tenant, establish or permit such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy, of tenants, lessees, sublessees, subtenants or vendees in the Premises.
29.37    LEED Certification. Landlord may, in Landlord's sole and absolute discretion, elect to apply to obtain or maintain a LEED certification for the Project (or portion thereof), or other applicable certification in connection with Landlord's sustainability practices for the Project (as such sustainability practices are to be determined by Landlord, in its sole and absolute discretion, from time to time). In the event that Landlord elects to pursue such an aforementioned certification, Tenant shall, at Tenant's sole cost and expense, promptly cooperate with the Landlord's efforts in connection therewith and provide Landlord with any documentation it may need in order to obtain or maintain the aforementioned certification (which cooperation may include, but shall not be limited to, Tenant complying with certain standards pertaining to the purchase of materials used in connection with any Alterations or improvements undertaken by the Tenant in the Project, the sharing of documentation pertaining to any Alterations or improvements undertaken by Tenant in the Project with Landlord, and the sharing of Tenant's billing information pertaining to trash removal and recycling related to Tenant's operations in the Project).
29.38    Utility Billing Information. In the event that the Tenant is permitted to contract directly for the provision of electricity, gas and/or water services to the Premises with the third- party provider thereof (all in Landlord's sole and absolute discretion), Tenant shall promptly, but in no event more than ten (10) business days following its receipt of each and every invoice for such items from the applicable provider, provide Landlord with a copy of each such invoice. Tenant acknowledges that pursuant to California Public Resources Code Section 25402.10 and the regulations adopted pursuant thereto (collectively the "Energy Disclosure Requirements"), Landlord may be required to disclose information concerning Tenant’s energy usage at the Building to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building (the "Tenant Energy Use Disclosure"). Tenant hereby (A) consents to all such Tenant Energy Use Disclosures, and (B) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure. Further, Tenant hereby releases Landlord from any and all losses, costs, damages, expenses and liabilities relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure. The terms of this Section 29.38 shall survive the expiration or earlier termination of this Lease.

29.39    Green Cleaning/Recycling. To the extent a "green cleaning program" and/or a recycling program is implemented by Landlord in the Building and/or Project (each in Landlord's sole and absolute discretion), Tenant shall, at Tenant's sole cost and expense, comply with the provisions of each of the foregoing programs (e.g., Tenant shall separate waste appropriately so that it can be efficiently processed by Landlord's particular recycling contractors). To the extent Tenant fails to comply with any of Landlord's recycling programs contemplated by theforegoing, Tenant shall be required to pay any contamination charges related to such non-compliance.

29.40    Open-Ceiling Plan. In the event that the Premises has an "open ceiling plan", then Landlord and third parties leasing or otherwise using/managing or servicing space on the floor immediately above the Premises shall have the right to install, maintain, repair and replace mechanical, electrical and plumbing fixtures, devices, piping, ductwork and all other improvements through the floor above the Premises (which may penetrate through the ceiling of the Premises and be visible within the Premises during the course of construction and upon completion thereof) (as applicable, the "Penetrating Work"), as Landlord may determine in Landlord's sole and absolute discretion and with no approval rights being afforded to Tenant with respect thereto. Moreover, there shall be no obligation by Landlord or any such third party to enclose or otherwise screen any of such Penetrating Work from view within the Premises, whether during the course of construction or upon completion thereof. Since Tenant is anticipated to be occupying the Premises at the time the Penetrating Work is being performed, Landlord agrees that it shall (and shall cause third parties to) use commercially reasonable efforts to perform the Penetrating Work in a manner so as to attempt to minimize interference with Tenant's use of the Premises; provided, however, such Penetrating Work may be performed during normal business hours, without any obligation to pay overtime or other premiums. Tenant hereby acknowledges that, notwithstanding Tenant’s occupancy of the Premises during the performance of any such Penetrating Work, Tenant hereby agrees that the performance of such Penetrating Work shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of rent. Neither Landlord nor any of the Landlord Parties or any third parties performing the Penetrating Work shall be responsible for any direct or indirect injury to or interference with Tenant’s business arising from the performance of such Penetrating Work, nor shall Tenant be entitled to any compensation or damages from Landlord or any of the Landlord Parties or any third parties performing the Penetrating Work for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the performance of the Penetrating Work, or for any inconvenience or annoyance occasioned by the Penetrating Work. In addition, Tenant hereby agrees to promptly and diligently cooperate with Landlord and any of the third parties performing the Penetrating Work in order to facilitate the applicable party's performance of the particular Penetrating Work in an efficient and timely manner.

29.41    Prohibited Persons; Foreign Corrupt Practices Act and Anti-Money Laundering. Neither Tenant nor any of its affiliates, nor any of their respective members, partners or other equity holders, and none of their respective officers, directors or managers is, nor prior to or during the Lease Term, will they become a person or entity with whom U.S. persons or entities are restricted from doing business under (a) the Patriot Act (as defined below), (b) any other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury ("OFAC") (including any "blocked" person or entity listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and any modifications thereto or thereof or any other person or entity named on OFAC's Specially Designated Blocked Persons List) or (c) any other U.S. statute, Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or other governmental action (collectively, "Prohibited Persons"). Prior to and during the Lease Term, Tenant, and to Tenant's knowledge, its employees and any person acting on its behalf have at all times fully complied with, and are currently in full compliance with, the Foreign Corrupt Practices Act of 1977 and any other applicable anti-bribery or anti-corruption laws. Tenant is not entering into this Lease, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. As used herein, "Patriot Act" shall mean the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and all other statutes, orders, rules and regulations of the U.S. government and its various executive departments, agencies and offices interpreting and implementing the Patriot Act.

[Signatures follow on next page]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.
"LANDLORD":

KILROY REALTY, L.P.,
a Delaware limited partnership

By:    Kilroy Realty Corporation, a Maryland corporation

Its: General Partner

By:          Name: Robert Paratte      Its:    EVP, Leasing and Business Development

By:

Name: Its:

Nelson Ackerly

Senior Vice President, San Diego

"TENANT":
SEISMIC SOFTWARE, INC.,
a Delaware corporation

By:

Name: Its:

John McCauley

CFO

By:

Doug Winter
Name:

Its:

CEO

EXHIBIT A

DEL MAR CORPORATE CENTRE I

OUTLINE OF PREMISES

[See following pages]

EXHIBIT A    KILROY REALTY

Phase I Premises

Phase II Premises

OFFICE LEASE KILROY REALTY
DEL MAR CORPORATE CENTRE I

KILROY REALTY, L.P.,
a Delaware limited partnership, as Landlord,
and

SEISMIC SOFTWARE, INC.,
a Delaware corporation, as Tenant.

DocuSign Envelope ID: 6F7C9DF2-FBB4-4432-8C17-EDDE4324B4C4

TABLE OF CONTENTS

Page

ARTICLE 1    PREMISES, BUILDING, PROJECT, AND COMMON AREAS    7
ARTICLE 2    LEASE TERM; OPTION TERM    12
ARTICLE 3    BASE RENT    18
ARTICLE 4    ADDITIONAL RENT    19
ARTICLE 5    USE OF PREMISES    27
ARTICLE 6    SERVICES AND UTILITIES    28
ARTICLE 7    REPAIRS    30
ARTICLE 8    ADDITIONS AND ALTERATIONS    30
ARTICLE 9    COVENANT AGAINST LIENS    32
ARTICLE 10 INDEMNIFICATION AND INSURANCE    33
ARTICLE 11 DAMAGE AND DESTRUCTION    36
ARTICLE 12 NONWAIVER    38
ARTICLE 13 CONDEMNATION    38
ARTICLE 14 ASSIGNMENT AND SUBLETTING    39
ARTICLE 15 SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF
TRADE FIXTURES    42
ARTICLE 16 HOLDING OVER    43
ARTICLE 17 ESTOPPEL CERTIFICATES    43
ARTICLE 18 SUBORDINATION    44
ARTICLE 19 DEFAULTS; REMEDIES    44
ARTICLE 20 COVENANT OF QUIET ENJOYMENT    47
ARTICLE 21 INTENTIONALLY OMITTED    47
ARTICLE 22 LETTER OF CREDIT    47
ARTICLE 23 SIGNS    51
ARTICLE 24 COMPLIANCE WITH LAW    52
ARTICLE 25 LATE CHARGES    53
ARTICLE 26 LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT    53
ARTICLE 27 ENTRY BY LANDLORD    53
ARTICLE 28 TENANT PARKING; BICYCLES    54
ARTICLE 29 MISCELLANEOUS PROVISIONS    55

INDEX

Page(s)

Abatement Event    29
Accountant    27
Additional Notice    29
Additional Rent    19
Advocate Arbitrators.    14
Alterations    30
Applicable Laws    52
Approved Fiber Provider    60
Arbitration Agreement    14
Audit Period    26
Bank Prime Loan    53
Base Building    31
Base Rent    18
Base Rent Abatement    18
Base Rent Abatement Period    18
Base Year    19
BOMA    8
bona-fide third-party offer    9
Briefs    14
Brokers    58
BS/BS Exception    30
Building........................................................................................................................7, Summary
Building Hours    28
Building Structure    30
Building Systems    30
Casualty    36
CC&Rs    27
Common Areas    7
Comparable Area,    2
Comparable Buildings    2
Comparable Transactions    1
Construction Schedule .....................................................................................................Exhibit B
Control,    42
Controllable Operating Expenses    25
Cosmetic Alterations    31
Cost Pools    24
Damage Termination Date    37
Damage Termination Notice    37
Demolition Work    11
Direct Expenses    19
Election Notice    9
Election Period    9
Energy Disclosure Requirements    63
Environmental Laws    60
Environmental Permits    60
Estimate    25
Estimate Statement    25
Estimated Excess    25
Excess    24
Exercise Notice    13
Expense Year    19
Final Costs .......................................................................................................................Exhibit B
First Rebuttals    15
First Refusal Notice    9
First Refusal Rent    10
First Refusal Space    8
First Refusal Space Commencement Date    10
First Refusal Space Expiration Date    10
First Refusal Space Lease    10

Page(s)
Fitness Center    27
Fitness Center Users    28
Force Majeure    57
Hazardous Material(s)    60
Holidays    28
HVAC    28
Identification Requirements    59
Initial Notice    29
Intention to Transfer Notice    40
Interest Rate    53
Landlord    1
Landlord Parties    33
Landlord Repair Notice    36
Landlord Response Notice    13
Landlord SOV..................................................................................................................Exhibit B
Landlord SOV Improvements..........................................................................................Exhibit B
Landlord Work    7
Landlord's Initial Statement    15
Landlord's Option Rent Calculation    13
Landlord's Repair Estimate Notice    37
Landlord's Warranty    8
L-C    47
L-C Amount    47
Lease    1
Lease Commencement Date    12
Lease Expiration Date    12
Lease Term    12
Lines    59
Market Rent,    1
Measuring Expense Year    25
MPOE    60
Net Worth    42
Neutral Arbitrator    14
Notices    57
Objectionable Name or Logo    52
OFAC    63
Operating Expenses    19
Option Rent    13
Option Term    13
Original Improvements    34
Original Tenant    8
Other Improvements    61
Outside Agreement Date    14
Over-Allowance Amount.................................................................................................Exhibit B
Patriot Act    64
Penetrating Work    63
Permitted Capital Expenses    20
Permitted Chemicals    60
Permitted Transferee    42
Permitted Transferee Assignee    42
Permitted Use    4
Phase I Lease Commencement Date................................................................................Summary Phase I Lease Year    13
Phase I Premises ..............................................................................................................Summary
Phase II Lease Commencement Date ..............................................................................Summary
Phase II Premises .............................................................................................................Summary
Premises    7
Prohibited Persons    63
Project    7
Proposition 13    23
Renewal Allowance    1

Page(s)

Renovations    59
Rent.    19
ROFR Expiration Date    11
Rules and Regulations    27
Ruling    15
Second Rebuttals    15
Sensor Areas    62
Sign Specifications    51
Statement    24
Subject Space    39
Summary    1
Superior Right Holders    9
Superior Rights    9
Tax Expenses    23
TCCs    7
Temporary Premises    11
Temporary Premises Commencement Date    11
Temporary Premises Expiration Date    11
Temporary Premises Term    11
Tenant    1
Tenant Damage    8
Tenant Energy Use Disclosure    63
Tenant Parties    33
Tenant SOV .....................................................................................................................Exhibit B
Tenant SOV Improvements .............................................................................................Exhibit B
Tenant's Initial Statement    15
Tenant's Option Rent Calculation    13
Tenant's Rebuttal Statement    15
Tenant's Share    24
Termination Fee    17
Termination Interest Notice    16
Third Party Contractor    35
Transfer    41
Transfer Notice    39
Transfer Premium    40
Transfer Reminder Notice    39
Transferee    39
Transfers    39
Water Sensors    62
Work Letter    7

FIRST AMENDMENT TO OFFICE LEASE

This FIRST AMENDMENT TO OFFICE LEASE (this "First Amendment") is made and entered into as of March 8, 2022 (the "Effective Date"), by and between KILROY REALTY, L.P., a Delaware limited partnership ("Landlord"), and HALOZYME, INC., a California corporation ("Tenant").

R E C I T A L S :

A.    Landlord and SEISMIC SOFTWARE, INC., a Delaware corporation ("Original Tenant") entered into that certain Office Lease dated April 19, 2019 (the "Lease"), whereby Landlord leased to Original Tenant and Original Tenant leased from Landlord those certain premises consisting of 72,949 rentable square feet ("Premises") comprising the entirety of the building located at 12390 El Camino Real, San Diego, California ("Building").

B.    The Lease was assigned to Tenant pursuant to that certain Agreement for Assignment and Assumption of Lease dated as of the date hereof (the "Assignment Agreement"), with an effective date for such assignment on January 1, 2023 (as more particularly set forth in the Assignment Agreement, the "Assignment Date"). Landlord consented to such Assignment pursuant to that certain Consent to Assignment Agreement between Landlord, Original Tenant and Tenant dated as of January 31, 2022 (the "Consent").

B.    Landlord and Tenant desire (i) to modify the Permitted Use under the Lease, and
(ii)    to make certain other modifications to the Lease relating to such change in the Permitted Use, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Capitalized Terms; Effectiveness of Assignment. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this First Amendment. Landlord and Tenant acknowledge and agree that they are entering into this First Amendment concurrently with the Assignment Agreement and Consent, and in advance of the Assignment Date. Accordingly, Landlord and Tenant further acknowledge and agree that this First Amendment, and the terms and conditions set forth in this First Amendment, shall become effective as of the Assignment Date. In the event that assignment does not become effective as contemplated in the Assignment Agreement, whether by early termination of the Lease or otherwise, then this First Amendment shall be immediately terminated and of no force and effect.

2.    Condition of Premises. Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises, and Tenant has inspected and accepted the Premises in its "as-is" condition as of both the Effective Date and the Assignment Date.

3.    Corrected Measurement of the Premises. Landlord and Tenant acknowledge and agree that Section 2.1 and Section 2.2 of the Summary of the Lease are each hereby modified to reflect that the Building and the Premises each contain a total of approximately 72,534 rentable square feet (reduced from 72,949 rentable square feet as originally stated in the Lease), and in connection with such corrected measurement, all amounts owning by Tenant under the Lease are hereby reduced in connection with such modified rentable square feet of the Premises. Accordingly, and notwithstanding anything to the contrary contained in the Lease, from and after the Assignment Date, Tenant shall pay monthly installments of Base Rent for the Premises as follows, and otherwise shall pay Base Rent and Tenant's Share of Direct Expenses in accordance with the terms of the Lease:

Period During Lease Term	Annual Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Square Foot
January 1, 2023 – November 30, 2023	N/A	$336,854.41	$4.64
December 1, 2023 – November 30, 2024	$4,163,520.48	$346,960.04	$4.78
December 1, 2024 – November 30, 2025	$4,288,426.08	$357,368.84	$4.93
December 1, 2025 – November 30, 2026	$4,417,078.92	$368,089.91	$5.07
December 1, 2026 – November 30, 2027	$4,549,591.32	$379,132.61	$5.23
December 1, 2027 – November 30, 2028	$4,686,079.08	$390,506.59	$5.38
December 1, 2028 – November 30, 2029	$4,826,661.48	$402,221.79	$5.55
December 1, 2029 – November 30, 2030	$4,971,461.28	$414,288.44	$5.71
4.    Permitted Use. Notwithstanding anything to the contrary contained in the Lease, as of the Effective Date, with respect to that portion of the Premises located on the first (1st) floor of the Building only, the Permitted Use shall be expanded to include laboratory, research and development use, and uses incidental thereto, all consistent with first-class office-building standards in the market in which the Project is located. The Permitted Use with respect to all other portions of the Premises shall remain as defined in Section 7 of the Summary of Basic Lease Information of the Lease.

5.    Overstandard Tenant Use. Notwithstanding anything to the contrary contained in the Lease, Section 6.2 of the Lease is hereby deleted in its entirety and replaced with the following:

"Tenant shall not, without Landlord's prior written consent, which shall not be unreasonably withheld, conditioned or delayed, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than Building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase (other than on a de minimis basis) the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If such consent is given, Landlord shall have the right to require installation of supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord within thirty (30) days following billing by Landlord. If Tenant uses water, electricity, heat or air conditioning substantially in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, including the cost of such additional metering devices. Tenant's use of electricity shall never exceed the capacity of the feeders to the to the Project or the risers or wiring installation, and subject to the terms of Section 29.32, below, Tenant shall not install or use or permit the installation or use of any computer or electronic data processing equipment in the Premises, without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease ("After- Hours HVAC"), Tenant shall follow the reasonable procedures, if any, as Landlord shall from time to time establish as appropriate, and Landlord shall supply such equipment to Tenant at such hourly cost to Tenant (which shall be treated as Additional Rent) as Landlord shall reasonably determine is equal solely to the increased depreciation of such heat, ventilation or air conditioning equipment. In the event Tenant disputes the Actual Costs (as defined below), as determined by Landlord, for such increased depreciation of such heat, ventilation or air conditioning equipment, then a determination as to the proper amount of Actual Costs shall be made, at Tenant's expense, by an independent HVAC engineer (the "HVAC Engineer") mutually and reasonably selected by Landlord and Tenant. Landlord shall charge Tenant, and Tenant shall pay Landlord, for any additional services, an amount equal to the actual out-of-pocket incremental extra costs to Landlord to provide the additional services, without markup for profit, overhead or administrative costs, but including, to the extent applicable, depreciation pertaining to increased use of certain equipment ("Actual Costs"). Landlord shall, within ten (10) business days of receipt of a written request from Tenant, disclose to Tenant in writing the basis for the determination of the Actual Cost applicable to any such additional service provided by Landlord to Tenant. In the event such disclosure by Landlord demonstrates that Landlord's determination of Actual Costs was done unreasonably, then Actual Costs shall be adjusted to reflect what they should have been if Landlord had reasonable determined Actual Costs. In the case of an increase in Actual costs resulting from such adjustment, Tenant shall pay Landlord the difference within thirty (30) days of demand therefor. In the case of a decrease in Actual costs resulting from such adjustment, Landlord shall pay to Tenant the difference within thirty (30) days of demand. In the event that more than one tenant orders extra services or utilities in the Project, or if any cost item is applicable to more than one tenant, such cost shall, to the extent reasonably practical, be apportioned among such tenants in accordance with the ratios of the square footage in their respective premises."

6.    Off-Premises Property.

6.1.    In General. Subject to the terms hereof (including, without limitation, the work letter attached as Exhibit C to the Consent and Article 8 of the Lease) and all Applicable Laws, Tenant shall have the right, at Tenant's sole cost and expense, to install a back-up generator (the "Generator"), purified water equipment, vacuum equipment, clean compressed air equipment, compressed gas distribution equipment, and other property or equipment installed by Tenant at the Project but located outside the Premises (collectively, the "Off-Premises Property") in the location depicted on Exhibit A attached hereto (the "Off-Premises Property Area"). For clarity, Tenant's Off-Premises Property shall exclude any property or equipment Tenant may store pursuant to a separate lease. For purposes of this Section 6.1, the "Off- Premises Property" shall be deemed to constitute "Alterations" under the Lease and shall include, without limitation, all associated equipment, connections and/or facilities. All plans and specifications relating to the Off-Premises Property shall be subject to the approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Subject to the terms of this Section 6.1, Landlord shall permit Tenant, at its sole cost and expense, to install and maintain the Off-Premises Property, all in compliance with Applicable Laws. The cost of design (including engineering costs) and installation of the Off-Premises Property and the costs of the Off- Premises Property itself shall be Tenant's sole responsibility. Tenant acknowledges that, to the extent that the Off-Premises Property shall be visible from any portion of the Project outside of the Building, Landlord may require (in Landlord's sole discretion) that Tenant, at Tenant's sole cost and expense, install screening, landscaping or other improvements satisfactory to Landlord (in Landlord's sole discretion) in order to satisfy Landlord's aesthetic requirements in connection with the area surrounding the Off-Premises Property, all at Tenant's sole cost and expense; provided, that screening, landscaping or other improvements substantially similar to those required by Landlord at the adjacent property at 12340 El Camino Real, San Diego, shall be acceptable to Landlord.

6.2.    Operation and Maintenance of Off-Premises Property. In no event shall Tenant permit the Off-Premises Property to interfere with normal and customary operation of the Building or the normal and customary use and operation of the Project by Landlord or other tenants and/or occupants of the Project (including, without limitation, by means of noise or odor). Tenant shall be responsible, at Tenant's sole cost and expense, for all maintenance and repairs and compliance with law obligations (including, without limitation, with respect to the fuel tank) with respect to the Off-Premises Property, and Tenant acknowledges and that Landlord shall have no responsibility in connection with the Off Premises Property and that Landlord shall not be liable for any damage that may occur with respect to the Off-Premises Property, unless and to the extent caused by the gross negligence or intentional misconduct of Landlord or its representatives. Without limitation of the foregoing provisions of this Section 6.2, all matters (including all plans and specifications) relating to the installation, connection, use, maintenance, repair, compliance with laws, and removal of the Off-Premises Property (including, without limitation, the manner and means of Tenant's connection of the Generator to the electrical systems of the Building) shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld or delayed but may be conditioned on Tenant complying with such reasonable requirements imposed by Landlord (e.g., relocation of systems presently located in the area designated for such Off-Premises Property), based on the advice of Landlord's engineers, so that the Building's systems or other components of the Building and the occupants of the Project are not adversely affected by the installation and operation of the Off-Premises Property, and/or based upon other reasonable factors as determined by Landlord. In the event that Tenant shall fail to comply with the requirements set forth herein beyond any applicable cure period, without limitation of Landlord's other remedies, (i) Landlord shall have the right to terminate Tenant's rights with respect to the Off-Premises Property, and/or (ii) Landlord shall have the right, at Tenant's sole cost and expense, to cure such breach, in which event Tenant shall be obligated to pay to Landlord, within ten (10) business days following demand by Landlord, the amount expended by Landlord, plus Landlord's standard administration fee. The Off- Premises Property Area shall be deemed to be a part of the Premises for purposes of the insurance provisions of this Lease, and, in addition, Tenant shall maintain, at Tenant's cost, industry standard "boiler and machinery" insurance coverage with respect thereto.

6.3.    Generator Use.    The Generator shall be used by Tenant only during
(i)    testing and regular maintenance, and (ii) the period of any electrical power outage in the Building.

6.4.    Tenant Indemnification. Tenant shall indemnify, defend, protect, and hold harmless Landlord and the Landlord Parties from any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys' fees) incurred in connection with or arising from any cause related to or connected with Tenant's installation of, or the use, operation, repair and/or removal of, the Off-Premises Property and/or any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in connection with the Off-Premises Property, or any breach of the terms of this Section 6. The terms set forth in this Section 6.4 shall survive the termination or earlier expiration of the Lease, as amended hereby.

6.5.    Landlord Costs. Tenant shall be responsible for any and all costs, if any, incurred by Landlord as a result of or in connection with Tenant's installation, operation, use and/or removal of the Off-Premises Property. In the event that Landlord shall incur any costs as a result of or in connection with the rights granted to Tenant herein, Tenant shall reimburse Landlord for the same within ten (10) business days following billing.

7.    Parking. Tenant acknowledges that a portion of the Project parking facilities will be needed to be utilized to accommodate the Off-Premises Property Area and a new truck loading zone (the "Truck Loading Zone"), each as depicted on Exhibit A attached hereto. The Truck Loading Zone shall be deemed to constitute an "Alteration" under the Lease and shall include, without limitation, all associated equipment, connections and/or facilities. Notwithstanding anything to the contrary contained in the Lease, any parking spaces in the Project parking facilities that are utilized to accommodate the Off-Premises Property Area and Truck Loading Zone shall be deemed provided and used as unreserved parking spaces. Accordingly, the amount of parking spaces set forth in Section 8 of the Summary of Basic Lease Information of the Lease shall be reduced by the number of parking spaces needed to accommodate such Off-Premises Property and Truck Loading Zone.

8.    Security Deposit; Release of Existing L-C. Landlord and Tenant hereby acknowledge that, in accordance with Article 22 of the Lease, Landlord is currently holding a letter of credit provided by Original Tenant in the amount of Three Hundred Thousand and 00/100 Dollars ($300,000.00) (the "Existing L-C"), as security for the faithful performance by Original Tenant of the terms, covenants and conditions of the Lease. Prior to the Assignment Date (as such term is defined in the Consent), Tenant shall deposit a cash security deposit with Landlord in an amount of Three Hundred Thousand and 00/100 Dollars ($300,000.00) (the "Security Deposit"), as security for the faithful performance by Tenant of all of its obligations under the Lease. Following the timely delivery of such Security Deposit to Landlord, Landlord shall return the Existing L-C to Original Tenant, the return of which shall occur no later than ten
(10) days following the later of (i) the date such Security Deposit is received by Landlord, and
(ii)    the Assignment Date. If Tenant defaults with respect to any provisions of the Lease, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, Landlord may, without notice to Tenant, but shall not be required to apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default and Tenant shall, upon demand therefor, restore the Security Deposit to its original amount. Any unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord's option, to the last assignee of Tenant's interest hereunder, within sixty (60) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby irrevocably waives and relinquishes any and all rights, benefits, or protections, if any, Tenant now has, or in the future may have, under Section 1950.7 of the California Civil Code, any successor statute, and all other provisions of law, now or hereafter in effect, including, but not limited to, any provision of law which (i) establishes the time frame by which a landlord must refund a security deposit under a lease, or (ii) provides that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant, or to clean the subject premises. Tenant acknowledges and agrees that (A) any statutory time frames for the return of a security deposit are superseded by the express period identified in this Section 8, above, and (B) rather than be so limited, Landlord may claim from the Security Deposit (i) any and all sums expressly identified in this Section 8, above, and (ii) any additional sums reasonably necessary to compensate Landlord for any and all losses or damages caused by Tenant's default of the Lease, including, but not limited to, all damages or rent due upon termination of the Lease pursuant to Section
1951.2 of the California Civil Code.

9.    Lease Provisions No Longer Applicable to Tenant. Because Tenant is a third- party Transferee under the Lease (as opposed to a Permitted Transferee, as contemplated by Section 14.8 of the Lease), the following provisions of the Lease are acknowledged to have terminated by their terms as of the Assignment Date and are of no further force and effect: Section 1.3, Section 2.2, Section 2.3, and Section 3.2. Because Tenant is depositing the Security Deposit with Landlord pursuant to Section 8, above, Landlord and Tenant acknowledge and Agree that Article 22 of the Lease is deleted in its entirety and is of no further force and effect.

10.    Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than CBRE, Inc. and Cushman & Wakefield (the "Brokers"), and that neither the Brokers nor any other real estate broker or agent is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent. The terms of this Section 10 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.
11.    Signage. Notwithstanding anything to the contrary contained in Article 23 of the Lease, Tenant, at Tenant's sole cost and expense, shall be entitled to replace all of the existing Tenant's Signage with new signage identifying Tenant's name or logo. The design of the new Tenant's Signage shall be subject to Landlord's reasonable approval, shall comply with Landlord's Building standard signage program and shall otherwise comply with the terms of Article 23 of the Lease. In no event shall Tenant's Signage include, identify or otherwise refer to a name and/or logo which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of a Comparable Building (an "Objectionable Name or Logo"). The parties hereby agree that the name "Halozyme Inc." or any reasonable derivation thereof, shall not be deemed an Objectionable Name or Logo.

12.    California Accessibility Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp designated by Landlord, subject to Landlord's reasonable rules and requirements; (b) Tenant, at its sole cost and expense, shall be responsible for making any improvements or repairs within the Premises to correct violations of construction-related accessibility standards; and (c) if anything done by or for Tenant in its use or occupancy of the Premises shall require any improvements or repairs to the Building or Project (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such improvements or repairs.

13.    Signatures. The parties hereto consent and agree that this First Amendment may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party's handwritten signature. The parties further consent and agree that (1) to the extent a party signs this First Amendment using electronic signature technology, by clicking "SIGN", such party is signing this First Amendment electronically, and (2) the electronic signatures appearing on this First Amendment shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

14.    No Further Modification. Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall apply with respect to the Premises and shall remain unmodified and in full force and effect.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

Date.

IN WITNESS WHEREOF, this First Amendment has been executed as of the Effective

"LANDLORD":

KILROY REALTY, L.P.,
a Delaware limited partnership

By:    Kilroy Realty Corporation, a Maryland corporation

Its: General Partner

By:    /s/ John Osmond

Name: John Osmond

Its:    SVP Asset Management

By:    /s/ Nelson Ackerly

Name: Nelson Ackerly

Its:    Senior Vice President, Leasing South

"TENANT":

HALOZYME, INC.,
a California corporation,

By:    Helen Torley

Name: Helen Torley

Its:    President & CEO

EXHIBIT A

OFF-PREMISES PROPERTY AREA & TRUCK LOADING ZONE